AGREEMENT FOR THE OPERATION AND MAINTENANCE

                                OF

                 THE CITY OF INDIANAPOLIS, INDIANA

             ADVANCED WASTEWATER TREATMENT FACILITIES

                         TABLE OF CONTENTS

  Article                                                    Page

ARTICLE I.     DEFINITIONS  . . . . . . . . . . . . . . . . . . 2
     Section 1.01.  Agreement Year  . . . . . . . . . . . . . . 2
     Section 1.02.  Annual Fee  . . . . . . . . . . . . . . . . 2
     Section 1.03.  AWT Facilities  . . . . . . . . . . . . . . 2
     Section 1.04.  Beginning Inventory   . . . . . . . . . . . 2
     Section 1.05.  Capital Expenditures  . . . . . . . . . . . 2
     Section 1.06.  Capital Improvements  . . . . . . . . . . . 2
     Section 1.07.  Contractor's Proposal   . . . . . . . . . . 2
     Section 1.08.  Contract Compliance Officer ("CCO")   . . . 2
     Section 1.09.  Effective Date  . . . . . . . . . . . . . . 3
     Section 1.10.  Equipment   . . . . . . . . . . . . . . . . 3
     Section 1.11.  Event of Default  . . . . . . . . . . . . . 3
     Section 1.12.  Extraordinary Event of Default  . . . . . . 3
     Section 1.13.  For Cause   . . . . . . . . . . . . . . . . 3
     Section 1.14.  NPDES Permit  . . . . . . . . . . . . . . . 3
     Section 1.15.  Operation and Maintenance Costs   . . . . . 4
     Section 1.16.  Partnership Agreement   . . . . . . . . . . 4
     Section 1.17.  Permits   . . . . . . . . . . . . . . . . . 4
     Section 1.18.  Repair and Replacement Fund   . . . . . . . 4
     Section 1.19.  Termination Date  . . . . . . . . . . . . . 4
     Section 1.20.  Unforeseen Circumstances  . . . . . . . . . 4
     Section 1.21.  Vehicles  . . . . . . . . . . . . . . . . . 5

ARTICLE II.    EMPLOYMENT OF CONTRACTOR   . . . . . . . . . . . 5

ARTICLE III.   TERM OF AGREEMENT  . . . . . . . . . . . . . . . 5
     Section 3.01.  Term  . . . . . . . . . . . . . . . . . . . 5
     Section 3.02.  Termination by the City   . . . . . . . . . 5
     Section 3.03.  Termination by the Contractor   . . . . . . 6
     Section 3.04.  Termination for Failure of Funding  . . . . 6

ARTICLE IV.    REPRESENTATIONS OF CONTRACTOR, PARTNERS AND
               PARENT COMPANIES   . . . . . . . . . . . . . . . 6
     Section 4.01.  Partnership; Authorization; etc.  . . . . . 6
     Section 4.02.  Litigation  . . . . . . . . . . . . . . . . 7
     Section 4.03.  No Default  . . . . . . . . . . . . . . . . 8
     Section 4.04.  Inspection and Review of AWT Facilities. . .8
     Section 4.05.  Accuracy of Contractor Representations  . . 8

ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF CITY   . . . . 9
     Section 5.01.  Organization; Authorization; etc.   . . . . 9
     Section 5.02.  Litigation.   . . . . . . . . . . . . . . . 9
     Section 5.03.  No Default.   . . . . . . . . . . . . . .  10
     Section 5.04.  Compliance with Law.  . . . . . . . . . .  10
     Section 5.05.  Accuracy of City Representations.   . . .  10
     Section 5.06.  AWT Facilities.   . . . . . . . . . . . .  11

ARTICLE   VI.  COVENANTS OF THE CONTRACTOR; CITY CONSENTS AND
               COOPERATION  . . . . . . . . . . . . . . . . .  11
     Section 6.01.  Control of Partnership  . . . . . . . . .  11

     Section 6.02.  Assignment of Partnership Interests   . .  11
     Section 6.03.  No Amendments to Partnership Agreement  .  11
     Section 6.04.  Restrictions on Subcontracting  . . . . .  11
     Section 6.05.  Compliance with Law   . . . . . . . . . .  12
     Section 6.06.  Environmental Compliance  . . . . . . . .  12
     Section 6.07.  Delivery of Reports; Cooperation with
                    City  . . . . . . . . . . . . . . . . . .  13
     Section 6.08.  Meetings with CCO   . . . . . . . . . . .  13
     Section 6.09.  Transition  . . . . . . . . . . . . . . .  13
     Section 6.10.  Adequate Staffing   . . . . . . . . . . .  13
     Section 6.11.  Odor Control  . . . . . . . . . . . . . .  14
     Section 6.12.  Predictive, Preventive, Corrective and
                    Routine Maintenance   . . . . . . . . . .  14
     Section 6.13.  Training of AWT Employees   . . . . . . .  14
     Section 6.14.  Safety and Protection   . . . . . . . . .  15
     Section 6.15.  Community Relations and Training Center    15
     Section 6.16.  Process and Operational Changes   . . . .  15
     Section 6.17.  Minority and Women-Owned Business
                    Participation   . . . . . . . . . . . . .  16
     Section 6.18.  Dechlorination  . . . . . . . . . . . . .  16
     Section 6.19.  Partners to Pursue Wastewater
                    Privatization Opportunities   . . . . . .  16
     Section 6.20.  Wet Weather Operating Plan  . . . . . . .  16

ARTICLE   VII. MAINTENANCE AND OPERATIONS   . . . . . . . . .  16
     Section 7.01.  Operation of the AWT Facilities   . . . .  17
     Section 7.02.  Maintenance of the AWT Facilities   . . .  21
     Section 7.03.  Repair and Replacement Fund   . . . . . .  22
     Section 7.04.  Capital Expenditures  . . . . . . . . . .  24
     Section 7.05.  Inventory   . . . . . . . . . . . . . . .  24
     Section 7.06.  Vehicles  . . . . . . . . . . . . . . . .  25
     Section 7.07.  Reporting Requirements  . . . . . . . . .  25

ARTICLE VIII.  COMPENSATION   . . . . . . . . . . . . . . . .  25
     Section 8.01.  Annual Fee  . . . . . . . . . . . . . . .  25
     Section 8.02.  Utility Savings   . . . . . . . . . . . .  26
     Section 8.03.  Adjustment for Hydraulic and Organic
                    Loadings  . . . . . . . . . . . . . . . .  26
     Section 8.04.  Accounting System and Financial Data  . .  26
     Section 8.05.  Capital Improvement Plan  . . . . . . . .  26
     Section 8.06.  Regulatory Adjustments  . . . . . . . . .  27
     Section 8.07.  Additional Services   . . . . . . . . . .  27

ARTICLE IX.    PERSONNEL  . . . . . . . . . . . . . . . . . .  28
     Section 9.01.  Contractor to Interview AWT Employees   .  28
     Section 9.02.  Comparable Employment   . . . . . . . . .  28
     Section 9.03.  Personnel Changes by Contractor   . . . .  28
     Section 9.04.  Worker Assistance Program   . . . . . . .  29
     Section 9.05.  Nondiscrimination in Employment   . . . .  29
     Section 9.06.  No Restriction on Employment  . . . . . .  29
     Section 9.07.  City not Employer   . . . . . . . . . . .  29

ARTICLE X.     DEFAULTS AND REMEDIES  . . . . . . . . . . . .  30
     Section 10.01. Event of Default  . . . . . . . . . . . .  30

     Section 10.02. Notice and Cure   . . . . . . . . . . . .  30
     Section 10.03. Remedies  . . . . . . . . . . . . . . . .  31
     Section 10.04. Extraordinary Event of Default  . . . . .  31

ARTICLE XI.    LIMITATIONS  . . . . . . . . . . . . . . . . .  32
     Section 11.01. Possession of AWT Facilities  . . . . . .  32
     Section 11.02. Access to the AWT Facilities  . . . . . .  32
     Section 11.03. Control   . . . . . . . . . . . . . . . .  32

ARTICLE XII.   DISPUTE RESOLUTION   . . . . . . . . . . . . .  32

ARTICLE XIII.  EXPANSION AND MODIFICATION   . . . . . . . . .  33
     Section 13.01. Purpose   . . . . . . . . . . . . . . . .  33
     Section 13.02. Notice and Negotiation  . . . . . . . . .  33
     Section 13.03. Absence of Agreement  . . . . . . . . . .  33

ARTICLE XIV.   INSURANCE  . . . . . . . . . . . . . . . . . .  33
     Section 14.01. Contractor to Provide Insurance   . . . .  33
     Section 14.02. Special Conditions  . . . . . . . . . . .  34

ARTICLE XV.    INDEMNIFICATION  . . . . . . . . . . . . . . .  34
     Section 15.01. Contractor to Indemnify City  . . . . . .  34
     Section 15.02. City to Indemnify Contractor  . . . . . .  35
     Section 15.03. Fines and Penalties   . . . . . . . . . .  35
     Section 15.04. Co-Negligence   . . . . . . . . . . . . .  35
     Section 15.05. Demand for Indemnification  . . . . . . .  35
     Section 15.06. Survival of Obligations   . . . . . . . .  36

ARTICLE XVI.   MISCELLANEOUS  . . . . . . . . . . . . . . . .  36
     Section 16.01. Entire Agreement and Amendment  . . . . .  36
     Section 16.02. Waiver  . . . . . . . . . . . . . . . . .  37
     Section 16.03. City's Ability to Waive Certain
                    Provisions  . . . . . . . . . . . . . . .  37
     Section 16.04. Remedies  . . . . . . . . . . . . . . . .  37
     Section 16.05. Controlling Law   . . . . . . . . . . . .  37
     Section 16.06. Notices   . . . . . . . . . . . . . . . .  37
     Section 16.07. Binding Nature of Agreement; No
                    Assignment  . . . . . . . . . . . . . . .  39
     Section 16.08. Nature of Relationship  . . . . . . . . .  40
     Section 16.09. Execution in Counterparts   . . . . . . .  40
     Section 16.10. Provisions Separable  . . . . . . . . . .  40
     Section 16.11. Section and Paragraph Headings  . . . . .  40
     Section 16.12. Gender  . . . . . . . . . . . . . . . . .  40
     Section 16.13. Sections  . . . . . . . . . . . . . . . .  40
     Section 16.14. Number of Days  . . . . . . . . . . . . .  40
     Section 16.15. Consents  . . . . . . . . . . . . . . . .  41

          THIS AGREEMENT FOR THE OPERATION AND MAINTENANCE OF THE CITY OF INDIANAPOLIS, INDIANA, ADVANCED WASTEWATER TREATMENT FACILITIES ("Agreement"), dated as of December 20, 1993, and executed by (i) the City of Indianapolis ("City"), acting by and through the Department of Public Works of the City of Indianapolis ("Department"), (ii) White River Environmental Partnership, an Indiana general partnership having its principal place of business in Indianapolis, Indiana ("Contractor"), (iii) LAH White River Corporation, JMM White River Corporation and IWC Services, Inc. (collectively, "Partners"), and (iv) IWC Resources Corporation, GWC Operational Services, Inc., JMM Operational Services, Inc., Lyonnaise American Holdings, Inc., Lyonnaise des Eaux-Dumez, GWC Corporation ("GWC") and Montgomery Watson Americas, Inc. (collectively, "Parent Companies"),


                            WITNESSETH

                             PREAMBLE

          WHEREAS,  the  City owns  and  is  responsible for  the
  operation and maintenance of the Belmont and Southport Advanced
  Wastewater    Treatment    Facilities    (collectively,    "AWT
  Facilities," as described in Appendix "A" hereto); and

          WHEREAS, the City desires to have the AWT Facilities maintained and operated in the most efficient manner possible, while complying with all Federal, State and local laws, rules and regulations; and

          WHEREAS, the efficient operation and maintenance of the
  AWT  Facilities  require  unique  and  specialized professional
  skills  together   with  experience  in  new  technologies  and
  engineering expertise; and

          WHEREAS, the City desires to maintain ownership of the AWT Facilities and to contract for operation and maintenance of the AWT Facilities with a private contracting firm which has the specialized professional skills and experience to operate the AWT Facilities in the most efficient manner possible; and

          WHEREAS, the Contractor responded to the Request for Proposal issued by the City for operation and maintenance of the AWT Facilities; and

          WHEREAS, the Contractor has available to it experienced
  professionals  in   the   business  of   supplying   operation,
  maintenance and management services for facilities such as the AWT Facilities; and

          WHEREAS, the City and the Contractor wish to enter into this Agreement setting forth their respective rights, duties, privileges and responsibilities,

          NOW, THEREFORE, in consideration of the mutual promises
  and  commitments  hereinafter  described,  the  City  and   the
  Contractor AGREE as follows:


                      ARTICLE I.  DEFINITIONS

          Section 1.01. Agreement Year. The period commencing with the Effective Date and ending at 12:00 midnight on the anniversary date of the Effective Date and, for each successive Agreement Year thereafter, the period commencing on 12:00 midnight on the anniversary date of the Effective Date and ending on 12:00 midnight of the next succeeding anniversary date of the Effective Date.

          Section 1.02.   Annual Fee.   The  fee as described  in
  Article VIII of this Agreement.

          Section 1.03. AWT Facilities. The City of Indianapolis Advanced Wastewater Treatment Facilities, consisting of the Belmont Plant and the Southport Plant, and any additions to and interconnection between the two plants or replacements thereof (including Capital Improvements), owned by the City and operated and maintained by the Contractor, all as further described in Appendix A to this Agreement.

          Section 1.04.  Beginning Inventory.   The spare  parts,
  tools, materials and supplies at the AWT Facilities on the Effective Date, which are intended to be used by the Contractor and are identified in Appendix C to this Agreement.

          Section 1.05.   Capital Expenditures.  The  cost of new
  Capital  Improvements  and  major  repairs   and  replacements,
  including material and contract labor, for the AWT Facilities, the individual cost of which exceeds $25,000.

          Section 1.06. Capital Improvements. The improvements to the AWT Facilities made pursuant to the City's Capital Improvement Plan, including all Equipment and components thereof, and major repairs and replacements to the AWT Facilities resulting from Capital Expenditures.

          Section 1.07. Contractor's Proposal. The Proposal for Contract Operations and Maintenance of the Advanced Wastewater Treatment Facilities submitted by the Contractor to the City, August 26, 1993, as supplemented and amended by letters from the Contractor to Joseph E. DeGroff, on the City's behalf, dated November 5 and November 9, 1993.

          Section 1.08.    Contract  Compliance Officer  ("CCO").
  The person selected by the City to act as the liaison between the City and the Contractor for purposes of this Agreement.

          Section 1.09. Effective Date. The date on which the Contractor takes responsibility for the day-to-day operation and maintenance of the AWT Facilities, which date shall be January 30, 1994, unless mutually agreed otherwise by the City and the Contractor.

          Section 1.10.    Equipment.   All  Vehicles, machinery,
  structures, components, parts, and materials contained within the AWT Facilities which are utilized in the operation and maintenance of the AWT Facilities.

          Section 1.11.    Event  of  Default.   The  occurrences
  described in Article X hereof which constitute an Event of Default under this Agreement.

          Section 1.12. Extraordinary Event of Default. The operation and maintenance, or lack thereof, of the AWT Facilities by the Contractor in such a manner as to create a situation which poses a potential for a real and serious threat to the health and public welfare of the City and its citizens, or which would seriously jeopardize the operational capacity or integrity of the AWT Facilities.

          Section 1.13. For Cause. An act by the Contractor, not caused by Unforeseen Circumstances, giving the City the right to terminate the Agreement pursuant to Section 3.02, including (i) an uncured Event of Default by the Contractor;
  (ii) an uncured violation by the Contractor of any Permits, law, rule or regulation in connection with the operation of the AWT Facilities or uncured failure to comply with an order of any court or administrative agency; or (iii) any willful act or omission which would constitute a crime under applicable law.

          Section 1.14. NPDES Permit. Any permit issued to the City of Indianapolis, in accordance with Section 402 and related provisions of the Clean Water Act, as amended by Pub.L. 92-500, Pub.L. 95-217, Pub.L. 95-576, Pub.L. 96-483 and
  Pub.L. 97-117  (33 U.S.C. 1251 et  seq.),  and Public  Law 100,
  Acts of 1972, as amended (Indiana Code 13-7, et seq.), and implementing regulations, to authorize the discharges from the AWT Facilities, which is in effect at any time during the term of this Agreement, including any revision or modification to such a permit or any superseding permit which is issued and becomes effective during the term of this Agreement. As of the Effective Date, "NPDES Permit" means, with respect to the Belmont plant, NPDES Permit No. IN 0023183, issued by the
  Indiana Department of Environmental Management (IDEM) to the City on or about September 30, 1985, and, with respect to the Southport plant, NPDES Permit No. IN 0031950, issued by the IDEM to the City on or about September 30, 1985.

          Section 1.15. Operation and Maintenance Costs. All direct costs and expenses of operation and maintenance of the AWT Facilities, including, but not limited to, utility costs, energy costs, chemicals, direct labor, salaries and wages, employee benefits, direct overhead, repair and maintenance of Equipment, parts, materials and supplies, grounds, roads, gates, fences, laboratory operation and related expenses, taxes (excluding federal income and state tax of the Contractor), invoice and collection expenses, legal, accounting and other professional fees, insurance and bonding, licenses and permits, costs of processing, transportation and disposal of all sludge within the Belmont Plant and all other costs not described above associated with the operation and maintenance of the AWT Facilities.

          Section 1.16. Partnership Agreement. The Partnership Agreement, dated as of August 20, 1993, by and among LAH White River Corporation, an Indiana corporation, JMM White River Corporation, an Indiana corporation, and IWC Services, Inc., an Indiana corporation.

          Section 1.17.    Permits.   All regulatory  permits and
  licenses to which the AWT Facilities and their operation are subject, as listed in Appendix D hereto, including, without limitation, the City's NPDES Permits.

          Section 1.18. Repair and Replacement Fund. The funds established by the City pursuant to this Agreement to provide for the costs of major repairs and maintenance, exclusive of Capital Expenditures, and other non-repetitive, non-routine activities required for the operational continuity of the AWT Facilities, continued compliance with local, state and federal ordinances, laws and regulations, and safety or continued performance generally due to failure, or to avert the failure, of the AWT Facilities or some component or integral part thereof. The Repair and Replacement Fund shall not include those activities set forth in the schedule referenced in
  Section 6.12 and shall not be used to cover any direct or indirect labor costs of the Contractor, except as agreed upon in advance by the City and Contractor.

          Section 1.19.   Termination  Date.   The date  on which
  this Agreement terminates and is no longer in force or effect, which date shall be five years from the Effective Date unless earlier terminated as provided herein.

          Section 1.20. Unforeseen Circumstances. Any event or condition which has an effect on the rights or obligations of the parties under this Agreement, or upon the AWT Facilities, including their operation and maintenance, which is beyond the reasonable control of the party relying thereon as justification  for a  delay in,  or non-performance  of, action required  under this  Agreement, including  but not  limited to
  (i) an act of God, landslide, lightning, earthquake, tornado, fire, explosion, flood (beyond the limits set forth in the NPDES Permit), acts of a public enemy, war, blockade, sabotage, insurrection, riot or civil disturbance; (ii) preliminary or final order of any local, state or federal court, administrative agency or governmental body of competent jurisdiction; (iii) any change in law, regulation, rule, requirement, interpretation or statute adopted, promulgated, issued or otherwise specifically modified or changed by any local, state or federal governmental body; (iv) labor disputes, strikes, work slowdowns or work stoppages provided that the Contractor undertakes its best efforts to resolve such matters through any lawful means; (v) an increase in the hydraulic and/or organic loading to be treated beyond the capacity of the AWT Facilities as such capacity is described in Appendix B; and
  (vi) loss of, or inability to obtain, service from a utility necessary to the operation and maintenance of the AWT Facilities.

          Section 1.21. Vehicles. All cars, trucks, vans or other modes of transportation used in connection with operation of the AWT Facilities for transporting people or things or used for other necessary functions in the operation or maintenance of the AWT Facilities.


               ARTICLE II.  EMPLOYMENT OF CONTRACTOR

          The City hereby contracts with the Contractor for the professional services and for the compensation hereinafter described, which services the Contractor hereby agrees to render in accordance with the terms of this Agreement, including the attached appendices.


                  ARTICLE III.  TERM OF AGREEMENT

          Section 3.01. Term. The term of this Agreement ("Term") shall commence on the Effective Date and expire on the fifth anniversary of the Effective Date, unless extended or sooner terminated in accordance with the provisions hereof.

          Section 3.02. Termination by the City. The City shall have the option, exercisable at any time, to terminate this Agreement For Cause, by giving written notice ninety (90) days prior to the date of said termination to the Contractor. In addition, any time following the third anniversary of the Effective Date, the City shall have the option to terminate this Agreement without cause by giving notice ninety (90) days prior to the date of said termination to the Contractor.

          Notwithstanding this Section 3.02, the City shall have at all times the right to terminate this Agreement as a result of an Extraordinary Event of Default pursuant to Section 10.04 hereof.

          Section 3.03. Termination by the Contractor. The Contractor shall have the right to terminate this Agreement only after an Event of Default by the City, pursuant to
  Article X hereof, which remains uncured. In the event of an uncured Event of Default by the City, the Contractor, subject to the provisions of Article XII, may terminate this Agreement by giving notice to the City of its election at least one hundred and eighty (180) days prior to the date of termination.

          Section 3.04. Termination for Failure of Funding. If sufficient funds for the City's performance of this Agreement are not appropriated, the City will have the right to terminate this Agreement by giving written notice documenting the lack of funding, in which case, unless otherwise agreed to by the parties, this Agreement will terminate and become null and void effective the date of such notice. The City agrees that it will make its best efforts to obtain sufficient funds for performance of this Agreement, including, but not limited to, including in its budget for each fiscal period during the term hereof a request for sufficient funds to meet its obligations hereunder in full. In the event that the City terminates this Agreement as provided in this Section, the Contractor shall be reimbursed by the City for its costs or liabilities incurred in connection with its performance of this Agreement prior to its receipt of said notice. The Contractor shall also be reimbursed by the City for its direct costs in transitioning the AWT Facilities back to the City upon proper documentation of the same to the City. The remedies provided for in this paragraph are not intended to be exclusive and shall not be in lieu of any other remedy available to the Contractor, the Partners or the Parent Companies.


          ARTICLE IV.    REPRESENTATIONS    OF     CONTRACTOR,
                         PARTNERS AND PARENT COMPANIES

          The Contractor, Partners and Parent Companies each represent to the City as follows as respects their own situation:

          Section 4.01.  Partnership; Authorization; etc.

          (a) The Contractor is a general partnership duly formed and existing under the laws of the State of Indiana, is duly authorized to conduct its business in the State of Indiana and all other states where its activities require such authorization, and has the power to enter into this Agreement and any other related documents to which the Contractor is a party.

          (b) The execution and delivery of this Agreement was duly authorized by all necessary partnership or corporate action of the Contractor, the Partners and the Parent Companies. The Contractor, the Partners and the Parent Companies each has full power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement. This Agreement is a legal, valid and binding obligation of the Contractor, the Partners and the Parent Companies, enforceable against the Contractor, the Partners and the Parent Companies in accordance with its terms.

          (c) The execution and delivery of this Agreement and other related documents to which the Contractor, the Partners and the Parent Companies are a party, the consummation of the transactions contemplated thereby, and the fulfillment of the terms and conditions thereof do not and will not conflict with or result in a breach of any of the terms or conditions of the Partnership Agreement, articles of incorporation, by-laws, any restriction or any agreement or instrument to which the Contractor, the Partners and the Parent Companies are now a party or by which they are bound or to which any property of the Contractor, the Partners and the Parent Companies are subject, and do not and will not constitute a default under any of the foregoing, or, to the best of the knowledge of the Contractor, the Partners and the Parent Companies, cause any of them to be in violation of any order, decree, statute, rule or regulation of any court or any state or federal regulatory body having jurisdiction over the Contractor, the partners and the Parent Companies or their properties, and do not and will not result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the property or assets of the Contractor, the Partners and the Parent Companies contrary to the terms of any instrument or agreement to which any of them are a party or by which they are bound.

          Section 4.02.  Litigation.

          (a) Except for actions, suits, claims, investigations and proceedings identified in
     Schedule 4.02 attached to this Agreement, (i) there are no actions, suits, claims, investigations or proceedings pending or threatened against the Contractor, the Partners or the Parent Companies in any court or before any governmental, regulatory or administrative agency, instrumentality or authority, arbitration board or tribunal that relate to their operation and maintenance of wastewater treatment facilities in North America or would materially affect their entry into, or performance of, this Agreement and (ii) the Contractor, the Partners and the Parent Companies are not charged by any governmental agency, instrumentality or authority with a material violation of, or threatened by any governmental agency, instrumentality or authority with a charge of a violation of, any federal, state, county or municipal law or regulation in a manner that relates to their operation and maintenance of wastewater treatment facilities in North America or would materially affect their entry into, or performance of, this Agreement.

          (b) The Contractor, the Partners and the Parent Companies are not subject to any judgment, order, injunction or other judicial or administrative mandate of any court, arbitrator or governmental, regulatory or administrative agency, instrumentality or authority that would materially affect their entry into, or performance of, this Agreement.

          Section 4.03. No Default. Except as otherwise disclosed in Schedule 4.03 attached to this Agreement, the Contractor, the Partners or the Parent Companies is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, lease, lease purchase, indenture or evidence of indebtedness for borrowed money to which the Contractor, the Partners or the Parent Companies is a party or by which any material amount of the assets of the Contractor, the Partners or the Parent Companies is bound that would materially affect their entry into, or performance of, this Agreement or (ii) any judgment, order, injunction, or other judicial or administrative mandate of any court, arbitrator or governmental agency or instrumentality, which default or potential default could reasonably be expected to have a material adverse effect on the Contractor, the Partners or the Parent Companies .

          The Contractor, Partners and Parent Companies jointly and severally represent that:

          Section 4.04. Inspection and Review of the AWT Facilities. The Contractor has had the opportunity to review and inspect the AWT Facilities, to review and inspect Permits and permit applications regarding the AWT Facilities, to review and inspect other documentation regarding the operation and maintenance of the AWT Facilities, and has been afforded the opportunity to meet with and ask questions of and receive answers from representatives of the City connected with the AWT Facilities. The Contractor's Proposal was based upon those reviews and inspections and the City's information so provided.

          Section 4.05. Accuracy of Contractor Representations. The representations made by the Contractor in its Statement of Qualifications ("SOQ"), its Proposal and in all other information and documentation submitted to the City were true and accurate as of the date they were made and are true and accurate as of the date of this Agreement. The representations made by the Contractor in its SOQ and its Proposal did not contain any material misrepresentations or omissions of any material facts as of the date they were made and the representations made therein and the representations made herein do not contain any material misrepresentations or omissions of any material facts as of the date of this Agreement.


          ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF CITY

          The City represents and warrants to the Contractor, Partners and Parent Companies that:

          Section 5.01.      Organization;  Authorization;   etc.
  (a) The City is a municipal corporation duly organized and existing under the laws of the State of Indiana and is duly authorized and empowered to enter into and perform this Agreement and to execute all documents related thereto.

          (b) The execution and delivery of this Agreement was duly authorized by all necessary governmental action, none of which action has been rescinded or otherwise modified. This Agreement is a legal, valid and binding obligation of the City, enforceable against the City in accordance with its terms.

          (c) The execution and delivery of this Agreement and any other related document to which the City is a party, the consummation of the transactions contemplated herein, and the fulfillment of the terms and conditions hereof do not and will not (i) conflict with or result in a breach of any of the terms or conditions of any restriction, agreement or instrument to which the City is a party or by which it is bound, or
  (ii) constitute a default under any of the foregoing, or, to the best of the knowledge of the City, cause it to be in violation of any order, decree, statute, rule or regulation of any court or state or federal regulatory body having jurisdiction over the City or its properties.

          Section 5.02. Litigation. (a) Except for actions, suits, claims, investigations and proceedings disclosed in
  Schedule 5.02 attached to this Agreement, (i) there are no actions, suits, claims, investigations or proceedings pending or threatened against the City in any court or before any governmental, regulatory or administrative agency, instrumentality or authority, arbitration board or other tribunal that would materially affect the City's entering into, or performance of, this Agreement and (ii) the City is not charged by any governmental agency, instrumentality or authority with a material violation of, or threatened by any governmental agency, instrumentality or authority with a charge of a violation of, any federal, state, county or municipal law or regulation that would materially affect the City's entering into, or performance of, this Agreement.

          (b) The City is not subject to any judgment, order, injunction or other judicial or administrative mandate of any court, arbitrator or governmental, regulatory or administrative agency, instrumentality or authority that would materially affect the City's entering into, or performance of, this Agreement.

          Section 5.03. No Default. Except as otherwise disclosed in Schedule 5.03 attached to this Agreement, the City is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, lease, lease purchase, indenture or evidence of indebtedness for borrowed money to which the City is a party or by which any material amount of the assets of the City is bound that would materially affect the City's entering into, or performance of, this Agreement, or
  (ii) any judgment, order, injunction, rule, regulation or other judicial or administrative mandate of any court, arbitrator or governmental agency or instrumentality, which default or potential default could reasonably be expected to have a material adverse effect on the City's entering into, or performance of, this Agreement.

          Section 5.04. Compliance with Law. Except as otherwise disclosed in Schedule 5.04 attached to this Agreement, the City is, to its knowledge, now, and at the Effective Date shall be, in compliance with the terms of all applicable laws, regulations, Permits, orders, judgments, administrative orders, regulations and guidelines adopted or entered by governmental authority having jurisdiction to do so in connection with its operation and maintenance of the AWT Facilities. The City has properly prepared and timely filed prior to the Effective Date, all permit applications required by any applicable law, rule or regulation. Except as otherwise disclosed in a schedule attached to this Agreement, there are no outstanding complaints, orders, citations, notices or orders of violation or non-compliance issued to the City relating to the operation, maintenance, or condition of the AWT Facilities. The City shall be responsible for any fines, penalties or other costs connected with a violation of any such law, regulation, guideline, permit, judgment or order in effect or in existence on the Effective Date.

          Section 5.05. Accuracy of City Representations. The facts and representations stated and made by the City in its Request for Proposal and in the information and data provided by the City in connection with that Request for Proposal and all other information and documentation submitted to the Contractor by the City were true and accurate as of the date they were made or submitted and are true and accurate as of the date of this Agreement. In the event that the performance of any service under this Agreement by the Contractor shall require the Contractor to use, consider, or evaluate any designs, specifications, contract documents, reports, studies or other services provided to the City or Contractor by another architect, engineer or consultant, the Contractor shall take reasonable steps to verify the technical accuracy of such documents. The representations made by the City did not contain any material misrepresentations or omissions of any material facts as of the date they were made, and the representations made therein and the representations made herein do not contain any material misrepresentations or omissions of any material fact as of the date of this Agreement.

          Section 5.06.  AWT Facilities.  Except as identified in
  Schedule 5.06 attached to this Agreement, the AWT Facilities are now, and at the Effective Date will be, in good working order and condition. Prior to the Effective Date, the City shall use its best efforts to maintain the AWT Facilities in good repair and operating condition, including, but not by way of limitation, making any necessary or advisable major repairs or Capital Improvements to said Facilities.


          ARTICLE  VI.   COVENANTS  OF  THE  CONTRACTOR;  CITY
                         CONSENTS AND COOPERATION

          The following covenants and conditions shall apply during the Term:

          Section 6.01. Control of Partnership. As of the Effective Date, IWC Services, Inc. is a general partner of the partnership with an initial percentage share of partnership capital of 52%. IWC Services, Inc. shall remain a general partner of the partnership and maintain a percentage share of partnership capital in accordance with the Partnership Agreement. In addition, IWC Services, Inc. shall be the Managing Partner of the Contractor.

          Section 6.02. Assignment of Partnership Interests. The Contractor shall not admit new partners, nor shall the Partners assign any of their interest in the partnership to another entity without the prior written consent of the City.

          Section 6.03. No Amendments to Partnership Agreement. The Contractor has provided a copy of the Partnership Agreement to the City. The Partners shall not amend, modify, rescind, revoke, or otherwise alter their Partnership Agreement without the written consent of the City.

          Section 6.04. Restrictions on Subcontracting. The Contractor shall not subcontract any of its management responsibilities with regard to operation and maintenance of the AWT Facilities without the prior written consent of the City. The City's consent to any subcontract arrangement shall not act as a release or waiver of (i) the Contractor's, Partner's or Parent Companies' liabilities under this Agreement, or (ii) the provisions of Section 6.02 hereof.

          Section 6.05. Compliance with Law. The Contractor shall comply with all laws, regulations, guidelines, orders, judgments, decrees or other executive, legislative, judicial or administrative mandates adopted or entered by governmental authority having jurisdiction to do so in connection with the operation and maintenance of the AWT Facilities. The City shall cooperate with, and assist, the Contractor in gathering all reports, forms, statements and other documentation required by local, state and federal authorities. Such information shall be provided to the Contractor in a timely manner so as to allow the Contractor adequate time to prepare and submit any necessary documentation within required deadlines.

          Section 6.06.  Environmental Compliance.

          (a) In addition to the general compliance with laws as set forth in Section 6.05, the Contractor shall comply with the terms of all applicable environmental laws, regulations, Permits, orders, judgments, administrative orders and regulations in connection with the operation and maintenance of the AWT Facilities.

          (b) The Contractor shall be responsible for the preparation, on behalf of the City, of any and all permit applications related to Process Changes, as defined in Section 6.16. Such applications shall be forwarded to the CCO for review and filing by the City. Other permit applications, such as those for routine permit renewal, shall be prepared and filed by the City. The Contractor, however, shall advise the City on the need for such other applications and shall assist the City in the preparation of such applications as necessary to assure that information to be submitted is representative of, and accurately describes, the operations of the AWT Facilities. As an "Additional Service," the City may request consultation with the Contractor for its professional opinions and assistance in evaluating other technical issues relating to a permit application.

          (c) The Contractor shall implement appropriate operating processes, environmental and monitoring reports, and shall file such reports with the CCO. The Contractor shall maintain the current laboratory analysis program and present sampling program in accordance with the Standard Methods for Water and Wastewater Analysis Procedures or in accordance with the other testing requirements of the water quality and NPDES waste discharge permit in effect at the Effective Date. The Contractor shall familiarize itself with the monitoring reports required to be made by the City as specified in the City's NPDES permits and furnish to the CCO copies of all completed reports filed in accord with that permit. The Contractor shall in a timely manner prepare and file any wastewater treatment plant monitoring reports that are required by any governmental agency having jurisdiction, and shall provide copies to the City.

          (d) Notwithstanding any other provisions of this Agreement, the City shall have the sole responsibility for enforcement of its ordinances, including, among others, its ordinances for industrial pretreatment.

          Section 6.07. Delivery of Reports; Cooperation with City. The Contractor shall deliver to the CCO at its cost reports required to be delivered pursuant to this Agreement, together with additional reports reasonably requested by the CCO. In addition, the Contractor shall cooperate and assist the City in gathering of the information and documentation necessary to complete reports, forms, statements, and other documentation required by local, State and federal authorities. Such information shall be provided to the City in a timely manner to allow the City adequate time to prepare and submit any necessary documentation within required deadlines.

          Section 6.08.    Meetings with  CCO.    The City  shall
  designate one or more persons to act as the CCO for purposes of this Agreement. The Contractor shall meet on a regular basis with, and upon the reasonable request of, the CCO.

          Section 6.09. Transition. The Contractor and the City shall take all necessary steps to ensure a smooth transition on the Effective Date. At least thirty (30) days prior to the Effective Date, the Contractor shall provide the City with a written transition plan. The transition plan should include such elements as (i) an orientation process for employees,
  (ii) career      planning     workshops      for     employees,
  (iii) interviewing prospective employees, and (iv) collective bargaining with the current union. Upon receipt of notice of termination from the City, the Contractor shall also provide, in good faith, all transition services reasonably necessary to transfer operation and maintenance responsibility back to the City or to a third party.

          Section 6.10. Adequate Staffing. The Contractor shall employ and retain an adequate staff in order to operate and maintain the AWT Facilities within design specifications and with performance levels at a level at or above the performance levels achieved on a continuous basis when the AWT Facilities were operated and maintained by the City.

          Section 6.11. Odor Control. The Contractor shall use its best efforts to contain and control odors emitted from the AWT Facilities. The City acknowledges, however, that its efforts to date to control odors have been, and are currently, concentrating on off-site effects and that commencing on the Effective Date there is a need to increase attention to the problem of on-site odor control. The City agrees that Capital Expenditure will be required to address this problem, and the Contractor and the City mutually commit to address odor control as soon as possible.

          Section 6.12. Predictive, Preventive, Corrective and Routine Maintenance. The Contractor shall implement its Maintenance Management Program (as defined in the Contractor's Proposal which is incorporated herein by reference) covering predictive, preventive, corrective and routine maintenance. Predictive maintenance tasks shall include vibration analyses, transfer oil and equipment lubrication testing, motor winding testing and thermographic profiles. The preventive maintenance program shall use manufacturer's recommendations as provided by the City and/or the experience of the Contractor's maintenance staff with similar equipment to schedule necessary care. The Contractor's routine maintenance program shall include landscaping, groundskeeping, painting, building maintenance, road upkeep and other such routine maintenance activities at the AWT Facilities. Within one hundred eighty (180) days of the Effective Date, the Contractor shall submit to the City for its agreement a proposed schedule of predictive, preventive, corrective and routine maintenance, which schedule shall thereafter be updated from time to time as agreed upon by the City and the Contractor.

          The  City  shall  maintain  all   existing  warranties,
  guarantees, contracts, easements and licenses ("operating documents") that have been granted to the City as the owner or lessor of the AWT Facilities and Equipment and supply to the Contractor all other existing operating documents. The City shall make available to the Contractor such operating documents, as well as treatment facility, collection system drawings, calculations, maintenance manuals, operational records, logs, reports, submittals, effluent test records, repair records, cost records, audits and general correspondence which may be in the City's possession or that of its agents, related to the design, condition or operation of the AWT Facilities. The Contractor shall take no action which would invalidate or void the operating documents.

          Section 6.13. Training of AWT Employees. The Contractor shall implement a training program for the employees of the AWT Facilities. A written outline of such training program shall be provided to the CCO after the Contractor has completed its individual employee career program and within one hundred and eighty (180) days after the Effective Date.

          Section 6.14. Safety and Protection. The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the operation and maintenance of the AWT Facilities. The Contractor shall take reasonable and prudent precautions for the safety of, and to prevent injury, or loss, to all employees of the Contractor and other persons at the AWT Facilities. The Contractor's safety program shall comply with all applicable local, state and federal guidelines, rules, regulations and laws. The Contractor shall designate a responsible representative on site at the AWT Facilities whose duty shall be the prevention of accidents.

          Section 6.15. Community Relations and Training Center. The Contractor shall take an active role in the community of Indianapolis and institute programs for the education of the citizens thereof with respect to the operation of the AWT Facilities. As a part of this commitment, the Contractor shall create and locate a National Training Center in Indianapolis and shall cause LAH to commit One Million Dollars ($1,000,000) to be invested during the Term for cooperative studies on advanced wastewater and environmental topics. The Contractor shall contribute at least five percent (5%) of its pre-tax profits on an annual basis to civic or other community organizations to further support economic development initiatives, such initiatives to be mutually agreed upon by the City and Contractor.

          Section 6.16. Process and Operational Changes. Process and operational changes may be made during the course of this Agreement. "Process Changes" are adjustments to major components of the AWT Facilities, such as land application of sludge and use of chlorination. No Process Change will be made without the prior written consent of the City. "Operational Changes" are adjustments in routine operating procedures.
  Operational Changes will be made as a matter of routine practice by the Contractor and will not require the prior approval of the City. However, the Contractor will inform the City of such Operational Changes in its monthly reports to the CCO.

          The Contractor shall be responsible for all risks associated with any Process Change proposed and implemented by it and/or any Operational Changes implemented as a part of the operation and maintenance of the AWT Facilities, including, without limitation, the risk of obtaining and complying with all applicable Permits. As a part of any proposal effecting a Process Change, other than a change identified in the Contractor's Proposal, the Contractor shall propose a prospective reduction in the Annual Fee (in the form of a sum certain agreed to by the City), in order to permit the City to share a portion of any anticipated cost savings associated with the proposed change. The Contractor agrees to use its best efforts to propose and implement as soon as reasonably possible a beneficial sludge reuse or other land application program
  ("Sludge Program"). The City shall be entitled to all cost savings resulting from the Sludge Program.

          Section 6.17. Minority and Women-Owned Business Participation. The Contractor shall use its best efforts to utilize Indianapolis-based minority-owned and women-owned businesses in connection with the operation and maintenance services to be provided under this Agreement in an amount equal to at least twelve percent (12%) (10% MBE, 2% WBE) of the purchases/contracts available for placement on an annual basis, with an overall goal of eighteen percent (18%) (15% MBE, 3% WBE).

          Section 6.18. Dechlorination. Without limiting the applicability of Section 8.06(b), if at any time, any local, state or federal administrative agency, court, or any governmental body of competent jurisdiction, by any order, decree, judgment, ruling, permit or ordinance, requires dechlorination with respect to the AWT Facilities, the
  Contractor shall be solely responsible for all costs and expenses necessary to take the required action.

          Section 6.19. Partners to Pursue Wastewater Privatization Opportunities. Consistent with the terms of the Partnership Agreement, the Partners and Parent Companies shall use their best efforts to pursue, in their discretion, other major projects related to operation and maintenance privatization that may arise in the states of Indiana, Ohio, Kentucky, Illinois and Michigan. As part of these efforts, the Partners and the Parent Companies shall pursue such opportunities through the Contractor or an affiliate thereof. The headquarters of the Contractor shall be established and remain in Marion County, Indiana, during the Term.

          Section 6.20. Wet Weather Operating Plan. Within one hundred eighty (180) days after the Effective Date, the Contractor will develop a Wet Weather Operating Plan ("WWOP") and submit it to the City for approval. The WWOP will be designed to eliminate or greatly reduce the bypass of raw sewage except for conditions exceeding plant hydraulic capacity. The WWOP shall include monitoring the by-pass structure level and installation of additional flow metering devices within the AWT Facilities.

             ARTICLE  VII.  MAINTENANCE AND OPERATIONS

          Except as otherwise provided in this Agreement, the Contractor shall perform all services necessary for the proper and effective operation and maintenance of the AWT Facilities in a manner at least as effective as the manner in which the AWT Facilities were being operated and maintained by the City on a consistent basis prior to the Effective Date, including, but not limited to, those services set forth in Sections 7.01 and 7.02. The Contractor shall operate and maintain the AWT Facilities in a cost-effective and professional manner in accordance with generally accepted practices for wastewater treatment, such that, except where prevented from doing so because of Unforeseen Circumstances, wastewater effluent discharged from the AWT Facilities and other operational characteristics meet the existing and present requirements of governmental regulatory agencies, including those specified in the NPDES Permit and within the limits of the operating capability of the AWT Facilities; provided that (i) at all times, the AWT Facilities influent shall not contain levels of biologically toxic substances that cause process interference or pass through, thereby preventing such requirements from being met, (ii) the AWT Facilities shall not be rendered inoperable for any reason beyond the reasonable control of the Contractor, and (iii) the design capacity of the AWT Facilities, as described in Appendix A, are not exceeded.

          At such times as the capabilities and limits of the AWT
  Facilities are exceeded, the Contractor shall take reasonable steps to either prevent effluent violations or keep the number and duration of violations to a minimum.

          Section 7.01. Operation of the AWT Facilities. During the Term, the Contractor shall operate the AWT
  Facilities on a continuous 24-hours per day, 7 days per week basis, in compliance with all Permits and all Federal, State and local laws, rules and regulations. Any Process Change and/or Operational Change implemented by the Contractor as an intended cost-saving measure shall be done at the Contractor's own risk. Operation of the AWT Facilities shall include, but not be limited to, the following:

          (a) The Contractor shall provide or obtain (i) all personnel and associated wages, salaries, and benefits,
     (ii) all   chemicals   and   fuel,  (iii) all   necessary
     inventory to operate and maintain properly the AWT Facilities at the level required by this Agreement,
     (iv) all necessary utilities, and (v) any other services necessary to operate the AWT Facilities in accordance with all Permits and applicable laws, regulations and statutes. The Contractor shall be responsible for the payment of any fines or penalties arising from the negligent acts or omissions or willful misconduct of the Contractor or its agents.

          (b) The Contractor shall provide all personnel, materials, and services necessary to support the operation and maintenance of the AWT Facilities in the manner required by this Agreement including, but not limited to, the following functions: operations, engineering, laboratory testing, training, computer control system operation and maintenance, administration, public relations (in consultation with the City), purchasing, regulatory compliance and reporting, transportation, janitorial, security, residuals management, and general building and grounds maintenance at the AWT Facilities.

          (c) On the Effective Date, the Contractor shall commence implementation of the City's existing Industrial Pretreatment Program ("IPP"), in compliance with the NPDES Permit and applicable law. Any additions or modifications to the IPP required by federal or state law and/or recommended by the Contractor, to be approved in writing by the City, shall be incorporated into this Agreement by reference. The IPP shall include, without limitation, the following: (i) Industrial Survey and Classification to identify and categorize all commercial and industrial users of the collection system, (ii) a review of the City's Industrial Discharge Ordinance to provide recommended changes and assist the City in implementing the changes, (iii) implementation of an Industrial Inspection Program pursuant to which all existing, significant industrial users shall be inspected at least once per year and all pertinent information shall be maintained on record, (iv) the establishment of an ongoing Industrial Discharge Sample Collection and Flow Monitoring Program pursuant to which all industrial users shall be sampled at least once a year, significant industrial users at least twice per year, and federal categorical users at least four times per year, (v) laboratory sample analysis pursuant to which all industrial users shall be sampled and analyzed at least once per year to establish uncontrollable source contributions of metals and the removal efficiencies of the AWT Facilities, (vi) implementation of a Small Quantity Generator Program pursuant to which all potential threats of discharge to the sewer shall be addressed in writing, (vii) program administration whereby the Contractor shall perform, on behalf of the City, all permitting activities in connection with the Program and modify the City's computer software program to support the Program activities, (viii) implement the City's existing Enforcement Response Plan pursuant to which a detailed plan outlining responsible parties, enforcement options and/or actions and time frames for administering those actions shall be prepared in accordance with the federal EPA guidelines (the City shall retain all responsibility and authority to initiate and to prosecute any enforcement action), and
     (ix) continue liaison activities to ensure open lines of communication between all parties through periodic meetings and to act as the liaison between the City, regulatory agencies, industrial users and the public.

          (d) The Contractor shall transport and handle, in accordance with applicable law, sludge, grit, screenings, and other wastes and residues generated by the AWT Facilities. In reliance upon an IDEM waste classification dated February 22, 1993 and the IDEM Special Waste Disposal Approval dated February 10, 1993, the City warrants that the incinerator ash and sludge from the AWT Facilities is not a "hazardous waste," "hazardous substance," or "hazardous material," as such terms are defined in or pursuant to the federal Resources Conservation Recovery Act (RCRA), 42 U.S.C. 6901 et seq. and Indiana Code 13-7-8.5 or other applicable law, it being understood that the parties do not anticipate such wastes and residues ever becoming so classified under the scope of this Agreement.

          (e) The Contractor recognizes the concern of the City regarding the appearance of the grounds, buildings and structures and agrees to maintain the cleanliness and appearance of the AWT Facilities in a professional manner. The Contractor shall be responsible for maintenance of the lawn, tree and plant trimming and miscellaneous maintenance work at the AWT Facilities.

          (f) The Contractor shall actively pursue improvements in effectiveness, efficiency, and the cost of operations and maintenance of the AWT Facilities and at least annually or upon written request by the CCO, evaluate all Equipment and notify the CCO of specific Capital Expenditure needs.

          (g) The Contractor shall maintain a professional, positive and responsive working relationship with the CCO and other representatives of the City, regulatory authorities, suppliers of materials, utilities, and services, and the public.

          (h) The Contractor shall review and update, where appropriate, the City's Emergency Preparedness Plan for interaction and coordination with the appropriate agencies of the City. The Contractor shall use its best efforts to deal with emergencies and to maintain or restore normal operations. In the event of an emergency, the Contractor shall make every reasonable effort to contact the CCO to authorize any needed emergency major repairs or Capital Expenditures. Should the CCO not be available to authorize such needed emergency expenditures, the Contractor may proceed without the City's authorization. The Contractor shall provide the CCO a written report detailing those actions within twenty-four (24) hours of such occurrence. The City shall be liable for the cost of all such emergency measures, provided such situation was not due to the fault or negligence of the Contractor.

          (i) The Contractor shall prepare, in a timely manner, NPDES discharge monitoring reports and any other oral or written report(s) required pursuant to all Permits and submit them to the CCO for transmittal to the appropriate agencies.

          (j) The Contractor shall provide twenty-four (24) hour per day security of the Southport treatment plant, and the Contractor and the City shall agree prior to the Effective Date about responsibility for security at the Belmont treatment plant. The CCO shall have twenty-four (24) hour per day access to the AWT Facilities. Visits may be made at any reasonable time by any of the City's representatives as designated by the CCO. All such visitors, however, shall comply with the Contractor's operating and safety procedures. The CCO shall not have the right to direct or control the activities of the Contractor or its employees.

          (k) At least two (2) days prior to the Effective Date, the Contractor, accompanied by the CCO, shall conduct and complete a comprehensive inspection of the AWT Facilities for the purpose of documenting operational and maintenance requirements of the AWT
     Facilities. The inspection shall include a color video tape record of all areas to be operated and maintained by the Contractor. The video tape shall include an audio commentary by the Contractor and the CCO made during the taping. Two complete copies of the video tape shall be supplied to the CCO. The Contractor shall also prepare a written inspection report which shall set forth the condition of all buildings and Equipment which comprise the AWT Facilities. The inspection report shall be provided to the CCO for its review and comment prior to the Effective Date. Additionally, during the first ninety (90) days of the Term, the Contractor will conduct a predictive maintenance survey of all equipment, which survey will be used to supplement and/or modify the initial inspection report.

          (l) The Contractor shall pay all Operation and Maintenance Costs at its expense in a timely manner except for those which it is disputing.

          (m) The Contractor shall implement improvements to the Environmental Monitoring and Process Support Laboratory (EMPSL) including without limitation
     (i) reorganization of the EMPSL to increase the efficiency and productivity, (ii) increase process control laboratory output through a quality assurance/quality control program, (iii) minimize manual data handling, and (iv) improve the laboratory budgeting process.

          (n) The Contractor shall identify and recommend for City approval revenue enhancement projects during the term of this Agreement, including any IPP initiatives pursuant to 7.01(c), which efforts the City shall support and encourage. As a part of such recommendation, the Contractor shall propose what portion of the additional revenues that the Contractor will receive as an economic incentive (which shall be within the guidelines of the Rev. Proc. 93-19) for the
     Contractor to propose and capture such additional revenues for the City. The City shall respond promptly to all such proposals. In no event shall any such additional payments to the Contractor during any Agreement Year exceed the amount of the Annual Fee for that year.

          Section 7.02. Maintenance of the AWT Facilities. During the Term, the Contractor shall have full responsibility for the maintenance of the AWT Facilities, except as provided otherwise herein. The Contractor shall be responsible for performing routine maintenance, predictive maintenance, preventive maintenance and corrective maintenance (except as specifically provided herein) of the AWT Facilities, all in a manner at least as effective as the manner in which the AWT Facilities were maintained by the City on a consistent basis prior to the Effective Date. Such maintenance shall include, but not be limited to, the following:

          (a) The Contractor shall provide all personnel, materials, and services necessary to maintain the AWT Facilities' structures, Vehicles, Equipment, mechanical, electrical, HVAC, instrumentation, communication and computer systems adequately to insure efficiency, long-term reliability and conservation of capital investment. The Contractor shall implement its maintenance management program in order to provide prudent maintenance in accordance with industry standards, equipment manufacturers' instructions, and existing operating and maintenance manuals (taking into account the specific maintenance requirements of each piece of Equipment) so that at the Termination Date the AWT Facilities are returned to the City in the same or better condition than at the Effective Date, normal wear and tear excepted. The City and Contractor, as the case may be, shall make provisions for enforcing existing Equipment warranties and guarantees, and for maintaining all warranties on new Equipment purchased after the Effective Date. The Contractor shall employ routine, predictive, preventive and corrective maintenance programs. Within ninety (90) days of the Effective Date, the Contractor shall complete a full review of the AWT Facilities' maintenance management program and make appropriate recommendations to the CCO regarding the adequacy of such system. Changes and/or enhancements to the existing maintenance management program may include corrective and/or Capital Improvements, as mutually agreed by City and Contractor.

          (b) The Contractor shall maintain detailed records and reports of maintenance work performed and shall make such reports available to the CCO. The reports shall identify all maintenance activities and orders pending or completed since the most recent report.

          (c) The Contractor shall prepare and submit to the City for review and approval an annual budget of Capital Expenditures and items that should be paid out of the Repair and Replacement Fund, not later than sixty (60) days prior to each anniversary of the Effective Date.

          (d) The Contractor shall continuously and, as appropriate, (i) review and inspect the AWT Facilities to determine the necessity of any major repair and maintenance activities that should be payable from the Repair and Replacement Fund and prepare written recommendations to the City related to all such activities, and (ii) comply with the provisions of Sections 7.03 and 7.04.

          (e) The Contractor shall maintain any portion of the AWT Facilities that are on stand-by mode in a manner consistent with the preservation of the assets and shall protect the City from any grant repayment obligations which may arise if any part of the AWT Facilities are not properly placed and maintained in the stand-by mode by the Contractor.

          Section 7.03. Repair and Replacement Fund. The City shall provide a Repair and Replacement Fund to provide for the necessary funding for major repair and maintenance and other non-repetitive and non-routine maintenance activities required for the continued operation of the AWT Facilities. The Repair and Replacement Fund shall not cover regular and routine preventive and predictive maintenance items (including oils and lubricants, light bulbs, and other such items) that are to be undertaken by the Contractor at its expense. The Repair and Replacement Fund for each Agreement Year shall be in the amount of One Million Five Hundred Thousand Dollars ($1,500,000). No funds shall be disbursed from the Repair and Replacement Fund without the prior written consent of the City. At no time will the City threaten the successful operation and maintenance of the AWT Facilities by withholding funds for projects which may endanger the AWT Facilities effluent or the safety of equipment and/or employees.

          The Contractor on a monthly basis shall submit to the City a report on expenses which should be reimbursed out of the Repair and Replacement Fund and, at its option, may request the City to pay such expenses directly from the Repair and Replacement Fund.

          The  Contractor  shall  notify   the  CCO  when  actual
  expenditures from the Repair and Replacement Fund are equal to eighty percent (80%) of the Repair and Replacement Fund for any

  Agreement Year. To the extent that the Contractor determines that it is necessary to make Repair and Replacement expenditures in excess of amounts in the Repair and Replacement Fund for any Agreement Year, the Contractor shall submit a written proposal to the CCO, which proposal shall be approved by the City and the Contractor prior to making such expenditure.

          Any Repair and Replacement Fund moneys which remain unspent as of the end of any Agreement Year shall be retained by the City. Any Repair and Replacement costs incurred by the Contractor for an Agreement Year exceeding the amounts in the Repair and Replacement Fund and not earlier reimbursed by the City shall be paid by the City to the Contractor no later than sixty (60) days after the end of that Agreement Year, with interest from the date of payment by the Contractor until payment by the City, computed at an annual rate equal to the Prime Rate of National City Bank, Indiana in effect at the time such expenditures were made ("Prime Rate").

          During the  Term,  the Contractor  shall recommend  and
  perform  activities  to  be  paid  for   from  the  Repair  and
  Replacement Fund as follows:

          (a)  As   provided   in   Section 7.02  above,   the
     Contractor shall determine the necessity for performing any major repair or maintenance activities payable from the Repair and Replacement Fund.

          (b) The Contractor shall prepare written recommendations for all major repair and maintenance activities to be paid from the Repair and Replacement Fund that the Contractor determines may be required to keep the AWT Facilities in a state of good operating and repair and order, which recommendations shall include the approximate cost of completing such activities.

          (c) The City, within fifteen (15) days of the receipt of such written recommendations, shall either approve or deny the Contractor's recommendation in writing; provided, that if the City fails to notify the Contractor, in writing, within such fifteen (15) day period of its decision, such recommendation shall be deemed approved.

          (d) In the event that the City shall approve the Contractor's recommendation, and in the event the cost of the major repair or maintenance activity, plus the total aggregate cost of all such activities previously incurred during any Agreement Year, does not exceed the total amount in the Repair and Replacement Fund, the Contractor shall proceed with the recommended work, and it shall be paid for from such Fund.

          (e) In the event the City shall approve the Contractor's recommendation, but the cost of the major repair or maintenance activity, plus the total aggregate cost of all such activities previously made during the current Agreement Year, exceeds the total amount then in the Repair and Replacement Fund, the Contractor shall proceed with the work; provided, that expenses incurred shall be treated as a service provided by the Contractor, at the direction of the City, which shall be deemed to be Additional Services pursuant to
     Section 8.07 and shall be reimbursed by the City, plus interest from the date of payment by the Contractor to the date of payment by the City at an annual rate equal to the Prime Rate.

          (f) In the event that the City does not approve a major repair or maintenance item recommended by the
     Contractor,   the  City  shall  indemnify  and  hold  the
     Contractor  harmless  from   any  damages  or   liability
     suffered by the Contractor as a result of the City's denial.

          Section 7.04. Capital Expenditures. In accordance with Section 7.02(c) hereof, the Contractor shall submit a budget and justification for each Capital Expenditure it believes should be performed for a given Agreement Year. The City, in its discretion, shall determine whether to accept the Contractor's proposal for the Capital Expenditure. At the City's option, the City may add any such Capital Expenditures proposed by the Contractor to the list of Capital Improvements pursuant to the Construction Management Agreement. If the City does not approve a Capital Expenditure recommended by the Contractor, the City shall indemnify and hold the Contractor harmless from any damages or liability suffered by the Contractor as a result of the City's denial.

          Section 7.05. Inventory. On or prior to the Effective Date, the Contractor shall complete a schedule of Beginning Inventory (which shall be valued at cost) which it intends to use, said schedule to Appendix C hereto. All other inventory may be disposed of by the City at its option. During the Term, the Contractor shall utilize the Beginning Inventory in the operation and maintenance of the AWT Facilities, and the City shall be entitled to a credit towards the Annual Fee equal to the inventory used by the Contractor at the value set forth in the Beginning Inventory or as otherwise agreed upon by the City and the Contractor. On the Termination Date, the Contractor shall turn over to the City any remaining Beginning Inventory.

          Section 7.06. Vehicles. The City shall provide the Contractor with the Vehicles needed by the Contractor for its services under this Agreement. A list of Vehicles will be attached in Appendix E. The Contractor guarantees that proper maintenance of the Vehicles shall be conducted as specified by

  Vehicle maintenance documentation or as otherwise agreed upon by the City and the Contractor. New Vehicle purchases will be mutually agreed upon by the City and Contractor annually.

          Section 7.07.   Reporting Requirements.   In connection
  with   its  operation  and   maintenance  responsibilities  and
  activities:

          (a)  The  Contractor  shall  provide  to  the   City
     monthly reports of plant operating parameters, laboratory analysis, maintenance plans and activities, treatment results, Equipment and parts inventories, manpower utilization and other relevant information. These reports shall be in a form developed jointly by the CCO and the Contractor.

          (b) The Contractor shall meet with the CCO at least monthly to review such operations and reports. The Contractor shall also conduct an annual inspection with the CCO and any other representatives of the City to evaluate the condition of the AWT Facilities.

          (c)  The Contractor shall also provide the CCO  with
     quarterly  reports   on  the   status  of   minority  and
     women-owned business participation.


                    ARTICLE VIII.  COMPENSATION

          Section 8.01.   Annual  Fee.   For  the  aforedescribed
  services, the City shall pay the Contractor an Annual Fee during the Term as follows:

                    Agreement Years                   Annual Fee

                         Year 1                       $15,155,400
                         Year 2                       $14,650,000
                         Year 3                       $14,600,000

                         Year 4                       $14,000,000
                         Year 5                       $13,831,075

  The Annual Fee for each Agreement Year after Year 1 shall be adjusted based upon the Consumer Price Index, all Urban Consumers, U.S. City Annual Index, published by the U.S. Department of Labor, Bureau of Labor Statistics or some other agreeable index if the C.P.I. is discontinued ("Index"), as follows: For each Agreement Year, the Index for the fourth (4th) month preceding the commencement of such Agreement Year shall be divided by the Index for the same month most recently preceding the Effective Date. The Annual Fee for such Agreement Year set out above will be multiplied by the resulting quotient, and the resulting product shall then be the adjusted Annual Fee for such Agreement Year. One twelfth

  (1/12) of the Annual Fee for each Agreement Year shall be due and payable on or before the fifth (5th) day of each month of the Agreement Year in which services are provided.

          Section 8.02. Utility Savings. The City and the Contractor shall use the first Agreement Year to establish a "Utility Baseline" for the consumption and cost of utilities in the operation and maintenance of the AWT Facilities. Should the Contractor reduce utility costs below the Utility Baseline, the City shall have the right to request a prospective reduction in the Annual Fee (in the form of a sum certain) in an amount equal to at least one-half of the projected reduction in utility costs.

          Section 8.03. Adjustment for Hydraulic and Organic Loadings. The City and the Contractor will establish prior to the Effective Date a base line for hydraulic and organic loadings of influent at the AWT Facilities, based on historic data ("Average Loading Baseline"). At the end of each Agreement Year, the City and the Contractor shall determine the actual level of hydraulic and organic loadings ("Actual Loading") for that Agreement Year. If such Actual Loading for the Agreement Year is either greater than or less than the Average Loading Baseline by more than ten percent (10%), the City and the Contractor shall use their best efforts to agree upon a prospective adjustment of the Annual Fee.

          Section 8.04. Accounting System and Financial Data. The Contractor agrees to maintain its accounting system and financial data so as to allow the inspection thereof by the CCO and other City representatives during normal business hours.

          Section 8.05. Capital Improvement Plan. The Contractor shall participate in the development and implementation of the City's Capital Improvement Plan with respect to the AWT Facilities and shall act in the capacity of program manager for such Capital Improvements, pursuant to the terms of the program management agreement to be executed by the Contractor and the City on or about the Effective Date.

          For the first year of this Agreement, the Contractor shall act as program manager for those Capital Improvements set forth in the program management agreement. For subsequent years, any further Capital Improvements shall be jointly identified by the City and the Contractor as a part of the budget for Capital Expenditures established pursuant to
  Section 7.04 hereof, and will be governed by the program management agreement. For each Agreement Year, compensation to the Contractor for acting as program manager shall be in an amount equal to three percent (3%) of the applicable construction costs of AWT projects for the first Two Million Dollars ($2,000,000) of Capital Improvements, and six percent (6%) of the applicable construction costs of such projects thereafter. Any contractors, engineers or architects shall be selected or approved by the City.

          Section 8.06.   Regulatory Adjustments.  The Annual Fee
  may also be adjusted as a result of changes in federal or state legislation or regulations, pursuant to this section.

          (a)  Should  the  Operation  and  Maintenance  Costs
     increase solely as a direct result of legislative or regulatory changes (including revisions in the requirements or limitations of the NPDES Permit) which occur and become effective during the Term, the Annual Fee shall be increased by an amount equal to the actual costs necessary to comply appropriately with such legislative or regulatory changes, as determined by agreement of the parties hereto.

          (b) Notwithstanding (a) above, should (i) the Contractor alter the method of operation pursuant to this Agreement or otherwise with the agreement of the City and (ii) the Operation and Maintenance Costs increase as a direct result of legislative or regulatory changes which occur and become effective during the Term, the Annual Fee shall be increased only by an amount equal to the increase in the Operation and Maintenance Costs which would have been incurred by the City had the method of operation of the AWT Facilities not been altered.

          Section 8.07. Additional Services. The Contractor may perform Additional Services at the AWT Facilities which are not within the original scope of this Agreement, as agreed upon, in writing, by the Contractor and the City ("Additional Services"). The City may also request that the Contractor perform other Additional Services. Such Additional Services, if agreed to by the Contractor, shall be described in an additional services form (ASA), invoiced by the Contractor and paid for by the City on a monthly basis. Such payments shall be in addition to the regular monthly compensation amount of the Annual Fee paid to the Contractor. In the event of an Unforeseen Circumstance described in Section 1.20(i), the Contractor and the City recognize that such a circumstance may call for services beyond the scope of the Contractor's anticipated services under this Agreement. In such a circumstance, the parties shall cooperate with each other and, with the City's consent, address the situation, and the costs incurred by the Contractor arising from the event shall be paid by the City as payment for Additional Services provided. Should payment for the Additional Services require approval by the Board of Public Works, the City shall promptly seek such approval.

                      ARTICLE IX.  PERSONNEL

          Section 9.01. Contractor to Interview AWT Employees. On or before the Effective Date, the Contractor shall complete its interviewing of all employees of the AWT Facilities who are interested in and apply for a position with the Contractor. The Contractor shall use its best efforts to employ all interested and qualified employees of the AWT Facilities as its employees at the AWT Facilities, consistent with its intent to have an initial staffing level of 206 employees. In addition to the employees hired by the Contractor to work at the AWT Facilities, the Contractor shall offer employment to existing AWT employees in order to fill thirty (30) positions with entities owned by the Partners or affiliated companies. The Contractor shall have the right to require substance abuse tests of all persons to whom it offers a position of employment and the right to reject for employment any person not passing or declining to take such a test.
          Section 9.02. Comparable Employment. The Contractor shall provide current City AWT Facilities employees with a total package of compensation and benefits equivalent to or better than compensation and benefits provided by the City. The Contractor acknowledges that it has agreed to bargain with the employees' collective bargaining representatives to determine the specific terms and conditions of employment to which bargaining unit employees will be subject. The Contractor shall provide the City with wages and benefits specifics at least ten (10) days prior to the Effective Date of this Agreement, subject to ratification of the collective bargaining agreement with the union. All employees shall receive year for year credit for years employed by the City for purposes of eligibility and vesting in the Contractor's benefit programs. All pre-existing conditions of employees and dependents currently covered by the City's health insurance program shall be covered on and after the Effective Date under the Contractor's health insurance program.

          Section 9.03. Personnel Changes by Contractor. If at any time subsequent to the Effective Date of this Agreement the Contractor makes a determination to reduce the number of employees at the AWT Facilities, the Contractor shall use its best efforts to place displaced employees in comparable capacities at other facilities operated by the Contractor, the Partners or the Parent Companies. The City will attempt to place any employees displaced by the Contractor in other employment opportunities with the City for a period of one year following the employee's displacement.

          Section 9.04. Worker Assistance Program. The Contractor shall pay Three Hundred Thousand Dollars ($300,000) to support a displaced worker assistance program ("Worker Assistance Program") which will be designed and administered by the Contractor to assist displaced workers with the process of employment change ("Fund"). The Fund will be used to support a number of initiatives including, without limitation, specialized training programs, assistance with job search skills, an outplacement allowance and career and outplacement counseling programs, consistent with the terms of the Schedule of Outplacement Services, which is attached hereto and incorporated by reference as Appendix F. The Contractor shall report at least monthly to the City on the operation of the Worker Assistance Plan and the use of the Fund. Any moneys remaining in the Fund at the end of the first Agreement Year shall be credited to the Annual Fee for the second Agreement Year.

          Section 9.05. Nondiscrimination in Employment. The Contractor and any subcontractor shall not discriminate against any employee or applicant for employment to be employed in the performance of this Agreement, with respect to hire, tenure, terms, conditions or privileges of employment, or any other matter directly or indirectly related to employment, because of race, religion, color, age, sex, handicap, national origin, ancestry, disabled veteran status or Vietnam-era veteran status. Breach of this provision may be regarded as a material breach of the Agreement.

          Section 9.06. No Restriction on Employment. At or prior to the Termination Date, the Contractor shall not place any restriction upon the ability of the employees at the AWT Facilities to become employees of the City, or employees of any contractor which may in the future operate and maintain the AWT Facilities.

          Section 9.07. City not Employer. Nothing in this Article shall be construed to place the City in the relationship of the Employer of, or to grant the City the rights to direct or control either employees of the Contractor or displaced employees. The City shall, however, make appropriate payment, at its expense, of all accrued but unused City employee vacation time, personal leave, and perfect attendance time. In addition, the City shall pay all non-exempt AWT City employees for accrued but unused compensatory time as of the Effective Date. The Contractor agrees to pay AWT City employees for accrued but unused sick leave up to one hundred forty-four (144) hours per employee and to pay exempt City AWT employees for accrued but unused compensatory time, and the City agrees to reimburse the Contractor for these amounts actually paid upon receipt of documentation verifying such payments.


                 ARTICLE X.  DEFAULTS AND REMEDIES

          Section 10.01.   Event of  Default.  The  occurrence of
  any of the following shall constitute an "Event of Default" for purposes of this Agreement:

          (a) The institution against the Contractor of bankruptcy, insolvency, reorganization, arrangement, debt adjustment, liquidation or receivership proceedings in which it is alleged that the Contractor is insolvent or unable to meet its debts as they mature;

          (b) The failure by the City to pay any fee, charge or other monetary payment to the Contractor within forty-five (45) days of the day upon which such fee, charge or monetary payment becomes payable;

          (c) The failure by the Contractor (i) to perform the operation and maintenance of the AWT Facilities in the manner set forth by this Agreement, except in the event of Unforeseen Circumstances, or (ii) to maintain adequate and experienced personnel necessary to ensure that the operation and maintenance standards set forth in this Agreement are satisfied;

          (d)  The  failure   by  the   Contractor  to   allow
     representatives of the City onto  the premises of the AWT
     Facilities or to inspect the records of the Contractor as they relate to the AWT Facilities; or

          (e)  The   breach   of  any   other  representation,
     covenant,  warranty or  obligation  by  a party  to  this
     Agreement,   except   in   the   event   of    Unforeseen
     Circumstances.

          Section 10.02. Notice and Cure. The non-defaulting party shall give written notice to the party in default of any Event of Default. With respect to an Event of Default under
  Section 10.01(b), the  City shall  have ten (10) days  from the date of receipt of such notice to take action to cure the default. For Events of Default under Sections 10.01(a), (c),
  (d) and (e), the party in default shall have thirty (30) days from the date of receipt of such notice to take action to cure the default ("First Cure Period"). If such default is not cured at the expiration of such cure periods, and the defaulting party is diligently pursuing a cure the cure period shall be extended for an additional sixty (60) day period ("Second Cure Period"). If such default has not been cured at the expiration of the Second Cure Period or if the defaulting party is not diligently pursuing a cure at the end of the First Cure Period, the party not in default may exercise any of the remedies set forth in Section 10.03 of this Agreement. Provided, however, that any cure period will be extended in the event that the Event of Default is related to the need for regulatory action (which has not been obtained) and the proper documentation requesting such action has been filed with the appropriate regulatory agencies.

          Section 10.03.  Remedies.  Subject to the provisions of
  Section 10.04, the following remedies against a party in default which does not cure its default as set forth in
  Section 10.02 of this Agreement shall be available to the non-defaulting party:

          (a) If the party in default is the Contractor, the City may (i) withhold payment of the compensation payable to Contractor pursuant to Article VIII, without such non-payment constituting an Event of Default, until such time as the default is cured; or (ii) terminate this Agreement.

          (b) If the party in default is the City, the Contractor may terminate this Agreement.

          (c) The party in default shall reimburse the non-defaulting party and be responsible for all the expenses incurred as a result of the default, including consequential and incidental damages and expenses and reasonable charges of attorneys, engineers, architects and other professionals.

  The foregoing remedies shall be in addition to, and not in lieu or limitation of, all remedies available at law or in equity to the non-defaulting Party.

          Section 10.04. Extraordinary Event of Default. If the Contractor commits an Extraordinary Event of Default, the City shall have the right, upon written notice to the Contractor as to the specific circumstances of the asserted Extraordinary Event of Default, to enter upon the premises of the AWT Facilities, terminate the Agreement and assume responsibility for the maintenance and operation of the AWT Facilities. The City shall have the right to utilize such personnel of the Contractor as is necessary for the continued operation and maintenance of the AWT Facilities and shall reimburse the Contractor for the reasonable cost thereof. In the event of an Extraordinary Event of Default, the Contractor shall refund to the City any unearned compensation that may have been paid by the City. In addition, the Contractor shall pay any and all costs and expenses, including reasonable attorneys' fees and any other professional fees, incurred by the City resulting from the Contractor's Extraordinary Event of Default.

          The foregoing remedies shall be in addition to, and not in limitation of, all remedies available at law or in equity to the City.


                     ARTICLE XI.  LIMITATIONS

          Section 11.01.   Possession  of  AWT Facilities.    The
  Contractor  shall   be  entitled  to  possession   of  the  AWT
  Facilities during the term of this Agreement.

          Section 11.02.   Access  to  the AWT  Facilities.   The
  Contractor shall allow the City access to all of the AWT Facilities at all times. The City shall have the right to conduct a performance audit and evaluation of the Contractor at such times as the City deems necessary and at the City's expense. The Contractor agrees to cooperate with any such audit. The City may employ consultants, at its expense, to assist the City in the Audit.

          Section 11.03.  Control.  The City shall have no  right
  to control or direct the Contractor or its employees in its operation of the AWT Facilities, so long as an Event of Default has not occurred.


                 ARTICLE XII.  DISPUTE RESOLUTION

          The parties will attempt in good faith to resolve any and all controversies or claims arising out of or relating to this Agreement promptly by negotiation.

          The disputing party shall give the other party written notice of the dispute. Within twenty days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (b) the name and title of the executive who will represent that party. The executives shall meet at a mutually acceptable time and place within thirty (30) days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

          If the matter has not been resolved within sixty (60) days of the disputing party's notice, or if the party receiving said notice will not meet within thirty (30) days, either party may initiate mediation of the controversy or claim in accordance with Rule 2 of the Indiana Rules of Alternative Dispute Resolution, as adopted by the Supreme Court of the State of Indiana.

          Notwithstanding the provisions of this Article , a party may seek a preliminary injunction or other preliminary judicial relief if in its good faith judgment such action is necessary to avoid irreparable harm. Further, the enforcement of the provisions of Article X, Section 10.04 of this Agreement shall not be subject to the dispute resolution requirements of this Article XII.

             ARTICLE XIII.  EXPANSION AND MODIFICATION

          Section 13.01. Purpose. Inasmuch as increased sewage treatment capacity may become necessary during the life of this Agreement or changes in technology and/or revised environmental, ecological or sanitary legislation or regulations may require modification of the AWT Facilities or its manner of operation, it is the intention of the parties hereto to provide a mechanism, if permitted by law, whereby such needs may be accomplished under the terms of this Agreement.

          Section 13.02. Notice and Negotiation. The parties hereto agree to keep each other informed as to circumstances and information indicating a need for expansion or modification of the AWT Facilities. Either party may give notice at any time that it desires to commence negotiations for amendment of this Agreement to provide for expansion or modification of the AWT Facilities and for the payment of additional compensation in consideration of the increased duties of the Contractor. Upon receipt of the notice, the parties will attempt to resolve all such matters in good faith. If the City is not in a position, either financially or legally, to agree to any proposed amendment of this Agreement, a disclosure of such inability shall be a good faith response on the part of the City.

          Section 13.03. Absence of Agreement. In the event the parties cannot agree upon an amendment to this Agreement, the Contractor and the City shall continue to comply with their respective duties pursuant to this Agreement unless terminated.


                      ARTICLE XIV.  INSURANCE

          Section 14.01.   Contractor to Provide Insurance.   The
  Contractor shall maintain, at its expense, during the Term, the following insurance to the extent that such insurance is commercially available:

          (a)  Comprehensive General Liability with  limits of
     $1,000,000   Per   Occurrence   and   $3,000,000   Annual
     Aggregate covering the following:

                         (i)  Blanket       contractual
          insurance to cover indemnification clauses contained in this Agreement.

                        (ii)  Property Damage.

                       (iii)  Personal Injury.

                        (iv)  Independent    Contractor
          and                               Contractors
          Protective.

                         (v)  Collapse,   Explosion  or
          Underground.

          (b)  Commercial Automobile Insurance covering  all
              Vehicles.

          (c) Excess Liability Insurance with a minimum
              $10,000,000 limit.

          Section 14.02.    Special  Conditions.   The  following
  conditions  shall  apply  to  all  insurance  obtained  by  the
  Contractor:

          (a) The City shall be named as an additional insured on all policies.

          (b) The City shall be provided with a certificate or, at its request, a certified copy of all policies referred to in this Article XIV within thirty (30) days of the inception date of each such policy.

          (c) The City shall be given sixty (60) days prior notice of cancellation or non-renewal.

          (d) All insurance companies and coverages must be acceptable and approved in writing by the City.


                   ARTICLE XV.  INDEMNIFICATION

          Section 15.01. Contractor to Indemnify City. The Contractor, the Partners and the Parent Companies shall jointly and severally defend, protect, indemnify and hold harmless, the City from all liability, including for attorney's fees, subject to Section 15.04 hereof, for all claims, actions, charges, costs, investigations and damages of any nature whatsoever ("claims"), which arise from the negligent acts or omissions or willful misconduct of the Contractor or its agents in connection with the performance of this Agreement (and severally as respects a party's execution of this Agreement), including but not limited to claims relating to (a) personal injury or damage to or loss of use or loss of any personal or real property caused by or arising out of the negligent act of the Contractor, its employees, or agents; (b) the Contractor's failure to provide the standard of care, skill and diligence required under this Agreement in the performance of its duties under this Agreement; (c) any breach of representation, covenant or warranty of the Contractor, Partners or Parent Companies as the case may be, set forth in this Agreement; and
  (d) any violation by the Contractor or its agents of any federal, state or local law, ordinance, rule, regulation, or Permit.

          Section 15.02. City to Indemnify Contractor. To the fullest extent permitted by law, the City agrees to defend, protect, indemnify and hold harmless the Contractor, the Partners, the Parent Companies and their respective employees and agents from all claims, actions, charges or demands for any damages, liabilities, losses, costs and expenses as may arise from or are due to the negligent acts or omissions of the City, its agents or employees.

          Section 15.03. Fines and Penalties. The Contractor shall be liable for fines and/or civil or criminal penalties imposed by any local, state or federal regulatory agency for violation of any Permits, or any law or statute, which fines or civil penalties are a result of the Contractor's negligence or willful failure to operate and maintain the AWT Facilities in accordance with the terms of this Agreement. The City hereby agrees to assist the Contractor, to the extent warranted, in defending or contesting any such fines or civil or criminal penalties in any administrative or court proceeding prior to the payment of such fine or civil or criminal penalty by the Contractor. The Contractor shall be responsible for the cost of contesting such fine or civil or criminal penalty.

          Section 15.04. Co-Negligence. In the event that both the Contractor and the City are negligent, and the negligence of both is the proximate cause of such claim for damage for personal injury or property damage, then in that event each party will be responsible for the portion of the liability or damages resulting in consequence equal to such party's comparative share of the total negligence. The indemnity required by this Article shall not be limited by reason of the enumeration of any insurance coverage required herein.

          Section 15.05. Demand for Indemnification. If any action is brought against a party to this Agreement entitled to indemnification pursuant to this Article XV (an "indemnified party") in respect of which indemnity may be sought against the party granting indemnification (an "indemnifying party") pursuant to this Article XV, such indemnified party shall promptly notify such indemnifying party in writing of the commencement  thereof;  but  the  omission  so  to  notify  the indemnifying party of any such action shall not release the indemnifying party from any liability it may have to such indemnified party, unless the indemnifying party is prejudiced thereby, in which case the latter is released to the extent of the prejudice. In case any such action is brought against an indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party against which a claim is to be made will be entitled to participate therein at its own expense and, to the extent that it may wish, to assume at its own expense the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided however, that
  (i) if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based upon advice of counsel, that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party shall have the right to select separate counsel to assume such legal defenses and otherwise to participate in the defense of such action on behalf of such indemnified party or parties; and (ii) in any event, the indemnified party shall be entitled to have counsel chosen by such indemnified party participate in, but not conduct, the defense. Upon receipt of notice from the indemnifying party to such indemnified party of its election to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Article XV for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (x) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with proviso (i) to the next preceding sentence (it being understood, however that the indemnifying party shall not be liable for the expenses of more than one separate counsel); (y) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action; or
  (z) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of any action or proceeding effected without its written consent.

          Section 15.06.     Survival   of   Obligations.     The
  obligations set forth under this Article XV shall survive the expiration or termination of this Agreement.


                    ARTICLE XVI.  MISCELLANEOUS

          Section 16.01. Entire Agreement and Amendment. This Agreement (and the Appendices hereto) contain the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, expressed or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement (and the Appendices hereto) may not be modified or amended other than by an agreement in writing signed by all of the parties hereto, except that amendment of the provisions of Article VIII shall require the consent of only the Contractor and the City.

  Any such amendment, however, shall not affect the liability of the Partners and Parent Companies hereunder.

          Section 16.02. Waiver. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

          Section 16.03. City's Ability to Waive Certain Provisions. If, based upon the advice of nationally recognized bond counsel, the City reasonably concludes that any provision of this Agreement has the potential for causing the AWT Facilities to be treated as used in a private business use under Section 141(b) of the Internal Revenue Code of 1986, as amended, and other applicable authority (including IRS Rev. Proc. 93-13), the City may, at its option , either (i) waive such provision(s) and the Agreement shall be deemed to have been amended to delete such provision or (ii) request the Contractor to negotiate in good faith to amend such provision(s) to reduce or eliminate such risk while preserving the original intent of the parties to the extent practical. If such waiver changes the scope of the services to be provided under this Agreement, the City and the Contractor shall agree to make an adjustment to the Annual Fee.

          Section 16.04. Remedies. In the event of breach of any provisions of this Agreement, the non-breaching party shall be entitled to reasonable attorneys' fees incurred for the enforcement of said provisions, in addition to damages for the breach thereof the remedies provided in this Agreement shall be cumulative and no one shall be construed as exclusive of any other or of any remedy provided by law and failure of any party to exercise any remedy at any time shall not operate as a waiver of the right of such party to exercise any remedy for the same or subsequent default at any time thereafter.

          Section 16.05. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by the laws and decisions of the courts of the State of Indiana, notwithstanding any Indiana or other conflict-of-law provision or court decision to the contrary.

          Section 16.06. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been received when delivered or on the third business day following the mailing, by registered or certified mail, postage prepaid, return receipt requested, thereof addressed as set forth below:

                           TO THE CITY:

                    Michael B. Stayton, Director
                    Department of Public Works
                    City of Indianapolis
                    Suite 2460, City-County Building
                    200 East Washington Street
                    Indianapolis, Indiana 46204

                    With copies to:

                    AWT Contract Compliance Officer
                    City of Indianapolis
                    Department of Public Works
                    2700 South Belmont Avenue
                    Indianapolis, Indiana 46221; and

                    Sue A. Beesley
                    Corporation Counsel
                    200 East Washington Street
                    City-County Building
                    Suite 1601
                    Indianapolis, IN 46204

                        TO THE CONTRACTOR:

                    Mr. James T. Morris
                    Managing Partner
                    White River Environmental Partnership
                    P.O. Box 1220
                    Indianapolis, Indiana 46202

                    Mr. David Sherman
                    Project Manager
                    White River Environmental Partnership
                    2700 South Belmont Avenue
                    Indianapolis, Indiana 46221

                    With copies to:

                    Ron Ballard, President
                    JMM Operational Services, Inc.
                    Suite 1100
                    1700 Broadway
                    Denver, Colorado 80209


                    Patrick R. Cairo, Vice President
                    Lyonnaise American Holding, Inc.
                    2004 Renaissance Blvd.
                    King of Prussia, PA. 19406


  Any notices pertaining to Article X shall also be sent to :

                    Ron Dungan, Executive Vice President
                    GWC Corp.
                    2004 Renaissance Blvd.
                    King of Prussia, PA 19406

                    Murli Tolaney, President
                    Montgomery Watson
                    300 North Lake Ave
                    Suite 1200
                    Pasadena, CA 91101

                    Jacques Petry, President
                    International Water Div.
                    Lyonnaise des Eaux-Dumez
                    72, Avenue de la Liberte
                    92022 NANTERRE CEDEX
                    France


  Any Party hereto may change the address to which notices are to be sent by giving notice of such change of address in conformity with this Section.

          Section 16.07. Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns, except that no Party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party hereto. The parties acknowledge that it is contemplated that after the execution of this Agreement, GWC will be merged into United Water Resources ("UWR") and, upon consummation of that merger, UWR will assume GWC's responsibilities hereunder.

          Section 16.08.      Nature   of  Relationship.      The
  relationship  which the  parties  intend to  create under  this

  Agreement is that of principal and independent contractor. Nothing herein is intended to, or shall be construed to, create the relationship of partners, of joint venturers or of employment between the City and the Contractor. The City shall not have the right to direct or control the activities or practices of the Contractor except as expressly provided in this Agreement.

          Section 16.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts thereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

          Section 16.10. Provisions Separable. The provisions of this Agreement and of each section or other subdivision hereof are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part unless the Agreement is rendered totally unenforceable thereby.

          Section 16.11.   Section and  Paragraph Headings.   The
  section and paragraph headings in this Agreement are for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

          Section 16.12. Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, whether masculine, feminine or neuter, which the context may require.

          Section 16.13. Sections. This Agreement is divided into sections, numbered in whole arabic numbers, each of which is subdivided into subdivision numbered with the whole arabic designation of the section in which it is located, followed by a decimal point and an arabic numeral designating the subdivision. Both the sections and the subdivisions are referred to as "Sections." In construing this Agreement, the word Section should be given the meaning which its context suggests and doubts should be resolved in favor of the broader designation.

          Section 16.14. Number of Days. Except as expressly stated to the contrary elsewhere herein, in computing the number of days, for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

          Section 16.15. Consents. Unless otherwise specified, the Director of the Department of Public Works or his or her designee in writing (who may be the CCO) shall have full power and authority to agree, consent and approve on the City's behalf for all purposes of this Agreement, subject to any required approvals by the Board of Public Works. Whenever the consent or approval of a party is required by this Agreement, it shall not be unreasonably withheld.


      [The remainder of the page is intentionally left blank]

          IN WITNESS WHEREOF, the Parties have executed this Agreement on this ____ day of December, 1993.


  BOARD OF PUBLIC WORKS APPROVED   WHITE RIVER ENVIRONMENTAL
  AND AUTHORIZED DIRECTOR TO       PARTNERSHIP
  EXECUTE AGREEMENT.

  CITY OF INDIANAPOLIS             By:___________________________
  DEPARTMENT OF PUBLIC WORKS            Managing Partner

  By:     _________________________
     Michael B. Stayton
     Director of Public Works
     Department


  ATTEST:

  ______________________________
  Board Secretary

  APPROVED AS TO LEGAL FORM:

  SUE A. BEESLEY, CORPORATION COUNSEL

  ______________________________


  APPROVED:


  ______________________________
  James H. Steele, Jr.
  Controller

  The following Parties are executing this Agreement only to the extent of their representations, covenants and entitlements contained herein.

                          "THE PARTNERS"

  IWC SERVICES, INC.                    JMM      WHITE      RIVER
  CORPORATION


  By: _________________________    By:  _________________________
     President                          President



                                   LAH WHITE RIVER CORPORATION


                                   By:  _________________________
                                        President

                      "THE PARENT COMPANIES"


  IWC RESOURCES CORPORATION        LYONNAISE AMERICAN
                                    HOLDINGS, INC.

  By: _________________________    By:  _________________________
     President                          President



  LYONNAISE DES EAUX DUMEZ              GWC CORPORATION


  By: _________________________    By:  _________________________
     President                          President



  JMM OPERATIONAL SERVICES, INC.   GWC OPERATIONAL SERVICES, INC.


  By: _________________________    By:  _________________________
     President                          President



                                   MONTGOMERY   WATSON  AMERICAS,
                                   INC.

                                   By:  _________________________
                                        President

                            APPENDIX A
                   DESCRIPTION OF AWT FACILITIES

     The Belmont Advanced Wastewater Treatment Facility (the "Belmont Facility") is located at 2700 South Belmont Avenue. The property and facilities to be operated and maintained are as shown in the diagram shown on the previous page. The Belmont Facility is bounded on the north by West Raymond Street, on the east by Harding Street down to the White River, on the east and south by the White River, and on the west by Eagle Creek. The Contractor will maintain all roadways including those atop the levee.

     The   following  areas  are  completely  excluded  from  any
  responsibility of the Contractor:

     1.   Resource Recovery Facilities (#18)
     2.   Two Indianapolis Fire Department Storage Buildings (#13
          and #19)
     3.   Animal Control Center (#15)
     4. Abandoned Cars Building (#16) and associated fenced storage area
     5. CEMD Maintenance Garage, both the old and new buildings and associated fenced storage areas and the gas and car wash facility (#13 and #25)
     6.   Sludge Lagoons ("II")
     7.   Ash Lagoons ("JJ")
     8. The area west of Belmont Avenue south of Raymond Street up to the perimeter fence (the private business area and the citizen's transfer station area

     The following areas will be utilized exclusively by City of Indianapolis work forces:

     1.   Air Pollution Control Division Offices (#2)
     2.   Construction Engineering Offices (#3)
     3.   Inspection Division Offices (#4)
     4.   Training Center (#6)
     5.   Flood Control Building (Solid Waste Offices) (#8)
     6.   Solids Waste Division Garage (#14)

     The following areas will have shared occupancy between the Contractor and the City of Indianapolis work forces:

     1.   Administrative and Laboratory Building (#1)

     The  Southport Advanced Wastewater Treatment Facilities (the
  "Southport Facility")  is located at 3800  West Southport Road.
  The Southport Facility to be operated and maintained by the Contractor is displayed on the diagram above.

     The Southport Facility is bounded on all four sides by fencing as shown on the diagram. Additionally, the green space outside the fence on the south and up to Southport Road and all roadways shall be maintained up to a distance of approximately one mile from the White River eastward to the east fence line.

     Two areas are excluded from the Contractor's responsibility for maintenance. The six sludge lagoons designated by the letters "BB" are to remain for rehabilitation and use by the City of Indianapolis and will be maintained by the City. The area east of the gravel road which runs north and south located just east of the levee which protects the east side of the Southport Facility north and east of the area designated as a "Parking Lot" to the north fence, the east fence and the south fence will be utilized and/or maintained by the City of Indianapolis or its designee. All roadways will be maintained by the Contractor.

                            APPENDIX B

                      AWT FACILITIES CAPACITY

                      BELMONT DESIGN CRITERIA

                   Hydraulic and Organic Loading

     1.   Hydraulic Loading

          a.   Primary Peak Design Flow           300 MGD

          b.   Primary Average Design Flow        150 MGD

          c.   Secondary Average Design Flow      125 MGD

          d.   Tertiary Average Design Flow       125 MGD

     2.   Oganic Loading

          a.   BOD Average                        255,200 lb/day

          b.   NH3-N Average                       15,900 lb/day


                     SOUTHPORT DESIGN CRITERIA

                   Hydraulic and Organic Loading

     1.   Hydraulic Loading

          a.   Peak Flow                          150 MGD

          b.   Average Design Flow                125 MGD

     2.   Organic Loading

          a.   BOD Average                        207,500 lb/day

          b.   NH3-N Average                       18,200 lb/day

                            APPENDIX C

                        BEGINNING INVENTORY

                            APPENDIX D

                          PERMIT LISTING

                            APPENDIX E

                         LIST OF VEHICLES

                            APPENDIX F

                 SCHEDULE OF OUTPLACEMENT SERVICES


     The Outplacement Services Program (the "Program") applies to City employees who are employed by the Wastewater Treatment Division of the Department of Public Works who are separated from employment with the City of Indianapolis because they:

     1.   Did  not   receive  an   employment   offer  from   the
          Contractor, and

     2.   Were not placed in another comparable City position.

     The description of benefits for eligible employees for the Program is as follows:

  Outplacement Allowance. The outplacement company will distribute the outplacement allowance on a weekly basis to eligible individuals, beginning the week following the Effective Date. The allowance is based upon the individual's current hourly rate of pay and length of service with the City as of the Effective Date.

  LENGTH OF SERVICE:                              OUTPLACEMENT
  ALLOWANCE
  0-5 Years                                       160 hours pay
    6 Years                                       200 hours pay
    7 Years                                       240 hours pay
    8 Years                                       280 hours pay
    9 Years                                       320 hours pay
   10 Years                                       360 hours pay
   11 Years                                       400 hours pay
   12 Years                                       440 hours pay
   13 Years                                       480 hours pay
   14 Years                                       520 hours pay
   15 Years                                       560 hours pay
  16+ Years                                       640 hours pay

  Education Credit. Eligible individuals will receive a tuition credit, up to a maximum of $2,000. The credit may be used at any accredited college, university or vocational institution. The credit will be paid directly to the institution or reimbursement to the individual upon proof of successful passing of course. Subsequent credit draw down depends on proof of successful completion of prior course(s). The education credit is available through July, 1996.

  Outplacement Workshops.  These  workshops are designed to equip
  participants  with  the  knowledge  and  skills  necessary   to
  evaluate their career goals and to effectively identify and pursue appropriate job opportunities.

  Individual Counseling. Experienced counselors will help participants deal with the emotional aspects of job loss and career transition and will offer individual coaching and advice in such topics as resume preparation, job leads and interviewing style.

  Interests and Aptitude Testing. Testing will be provided to assist participants in determining career goals.

  Job Lead Assistance. Counselors will be available to support tailoring an individual's skills and abilities to available positions.

  Clerical  Services.   Assistance  will  be  provided in  typing
  resumes and letters.

  Information Resource Materials. The outplacement service will make information available such as computerized job network, newspapers, periodicals and directories, as well as information on unemployment compensation, COBRA, PERF, job training programs, and other public resources.

          IN WITNESS WHEREOF, the Parties have executed this Agreement on this 20th day of December, 1993.


  BOARD OF PUBLIC WORKS APPROVED   WHITE RIVER ENVIRONMENTAL
  AND AUTHORIZED DIRECTOR TO       PARTNERSHIP
  EXECUTE AGREEMENT.

  CITY OF INDIANAPOLIS             By:     /s/ James T. Morris
  DEPARTMENT OF PUBLIC WORKS            Managing Partner

  By:   /s/ Michael B. Stayton
     Michael B. Stayton
     Director of Public Works
     Department


  ATTEST:

    /s/ Lisa Hansen
  Board Secretary

  APPROVED AS TO LEGAL FORM:

  SUE A. BEESLEY, CORPORATION COUNSEL

    /s/ Sue A. Beesley


  APPROVED:


    /s/ James H. Steele, Jr.
  James H. Steele, Jr.
  Controller

  The following Parties are executing this Agreement only to the extent of their representations, covenants and entitlements contained herein.

                          "THE PARTNERS"

  IWC SERVICES, INC.                    JMM      WHITE      RIVER
  CORPORATION


  By:   /s/ Alan R. Kimbell        By:    /s/ Ronald J. Ballard
     President                          President



                                   LAH WHITE RIVER CORPORATION


                                   By:    /s/ Patrick R. Cairo
                                        Vice President

                      "THE PARENT COMPANIES"


  IWC RESOURCES CORPORATION        LYONNAISE AMERICAN
                                    HOLDINGS, INC.

  By:   /s/ James T. Morris        By:    /s/ G. De Panafieu
     President                          Vice President



  LYONNAISE DES EAUX DUMEZ              GWC CORPORATION


  By:   /s/ G. De Panafieu         By:    /s/ Ronald S. Dungan
     Vice Chairman                      Executive Vice President



  JMM OPERATIONAL SERVICES, INC.   GWC OPERATIONAL SERVICES, INC.


  By:   /s/ Ronald J. Ballard      By:    /s/ Ronald S. Dungan
     President                          President



                                   MONTGOMERY   WATSON  AMERICAS,
                                   INC.

                                   By:    /s/ Murli Tolaney
                                        President

     EXHIBITS TO THE AGREEMENT  FOR THE OPERATION AND MAINTENANCE
  OF THE  CITY  OF  INDIANAPOLIS  ADVANCED  WASTEWATER  TREATMENT
  PLANTS

     APPENDIX A   . . . . . . . DESCRIPTION OF THE AWT FACILITIES
     APPENDIX B   . . . . . . . CAPACITY OF THE AWT FACILITIES
     APPENDIX C*  . . . . . . . BEGINNING INVENTORY
     APPENDIX D*  . . . . . . . LIST OF PERMITS
     APPENDIX E*  . . . . . . . LIST OF VEHICLES
     APPENDIX F   . . . . . . . SCHEDULE OF OUTPLACEMENT SERVICES

  CONTRACTOR SCHEDULES

     Schedule 4.02*   . . . . . Litigation
     Schedule 4.03*   . . . . . No Default

  CITY SCHEDULES

     Schedule 5.02  . . . . . . Litigation
     Schedule 5.03  . . . . . . No Default
     Schedule 5.04  . . . . . . Compliance with Laws
     Schedule 5.06  . . . . . . Components of AWT Facilities not
                                in good working order



  ______________________________
  *To be delivered to and accepted by the respective parties prior to the Effective Date.

                           SCHEDULE 4.02

  While the consent degree hereinafter described does not directly involve the Contractor or any Partner or Parent Company, Jacksonville Suburban Utilities Corporation ("JSUC"), a subsidiary of General Waterworks Corporation, which, in turn, is a subsidiary of GWC Corporation, a Parent Company, is an operating utility engaged in rendering water utility and wastewater treatment services in Jacksonville, Florida, and is subject to a consent decree, dated November 10, 1992, issued by the United States District Court for the Middle District of Florida. This consent decree was the result of a citizen's lawsuit initiated by the National Resources Defense Council ("NRDC"). EPA elected not to participate in this action, and no penalties were assessed by the consent decree. However, pursuant to the consent decree, JSUC agreed to undertake a focused treatability study to determine the cause of occasional toxicity in the effluent of its wastewater treatment facility and in a one-year monitoring period ending July 1, 1994, JSUC is subject to penalties in stipulated amounts in the event of discharges above or below limitations contained in its NPDES permit. JSUC is also required to distribute two pamphlets to its customers to educate them on the impact on the operation of the sewage treatment plant of the disposal of household toxics and hazardous wastes. As part of the consent decree, JSUC agreed to pay NRDC's legal fees in the amount of $10,000 and
  $4,000   to  the   Stewards   of  the   St. John's  River,   an
  environmental interest group.

                           SCHEDULE 4.03




                              (NONE)

                           SCHEDULE 5.02


          Actions, suits, claims, investigations and proceedings required to be disclosed pursuant to Section 5.02 of the
  Agreement:

          1. On December 17, 1993, the American Federation of State, County, and Municipal Employees, AFL-CIO, Indiana Council 62 and the American Federation of State, County, and Municipal Employees Local 725 (collectively, the "Union") filed a Verified Complaint for Preliminary and Permanent Injunction in the Marion Superior Court Civil Division, Room 5 seeking
  (i) that a preliminary and permanent injunction be issued enjoining the City from awarding and entering into the
  Agreement with the Contractor or any other private contractor unless and until the City complies with Article X of the collective bargaining agreement by providing the Union with the proper notice, training and opportunity to bid on the work, or alternatively, until the City and the Union exhaust their contractual arbitration procedure; (ii) that a preliminary and permanent injunction be issued requiring the City to rescind the award of the Agreement to the Contractor and to reopen the bidding for the purpose of permitting the Union the notice, training and opportunity to bid on the work in accordance with
  Article X   of  the   collective   bargaining  agreement;   and
  (iii) that a preliminary and permanent injunction be issued enjoining the City from taking any adverse action against the employees as a result of the drug testing being conducted by the Contractor.

          Other than  as described  above, there are  no actions,
  suits, claims, investigations or proceedings pending or threatened against the City in any court or before any governmental, regulatory or administrative agency, instrumentality or authority, arbitration board or other tribunal that would materially affect the City's entering into, or performance of the Agreement.

          2. The City is not charged by any governmental agency, instrumentality or authority with a material violation of, or threatened by any governmental agency, instrumentality or authority with a charge of a violation of, any federal, state, county or municipal law or regulation that would materially affect the City's entering into, or performance of, the Agreement.

                           SCHEDULE 5.03


          Defaults   required   to  be   disclosed   pursuant  to
  Section 5.03 of the Agreement:

          1. The City is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under any mortgage, loan agreement, lease, lease purchase, indenture or evidence of indebtedness for borrowed money to which the City is a party or by which any material amount of the assets of the City is bound that would materially affect the City's entering into, or performance of, the Agreement.

          2. The City in not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under any judgment, order, injunction, rule, regulation or other judicial or administrative mandate of any court, arbitrator or governmental agency or instrumentality, which default or potential default could reasonably be expected to have a material adverse effect on the City's entering into, or performance of, the Agreement.

                           SCHEDULE 5.04


          Pursuant to Section 5.04 of the Agreement, the following are instances where the City is not in full compliance with the terms of all applicable laws, regulations, Permits, orders, judgments, administrative orders, regulations and guidelines adopted or entered by governmental authorities having jurisdiction to do so in connection with the operation and maintenance of the AWT Facilities:

          1.   OSHA Process Safety Management.   The City has not
  yet begun a hazards analysis and no program is currently in place.

          2.   RCRA Contingency Plans.   Our current plans do not
  yet sufficiently cover the items as required in 40 CFR Part 265
  Subparts C and D.

          3.   Emergency   Action   Plan  for   Highly  Hazardous
  Chemicals.   29 CFR 1910.119 requires  an emergency action plan
  which is not yet completed.

          4. Spill Prevention Control and Countermeasures Plan. 40 CFR Part 112 requires facilities that store oil in a single container with a capacity of less than 660 gallons to have such a plan. The City does not currently have a complete plan.

          5.   Hazard Communication Plan.  Needs to be updated.

          6.   Hazard   Communication  Training.    Needs  to  be
  conducted.

          7.   Lock-out Tag Training.  Needs to be updated.

          8.   Formal  Respirator Program.   Program and training
  are needed.

          9. We are in compliance with IDEM's Solid Waste Rule, but have asked for administrative relief based on applicability of NPDES Permit, NPDES Storm Permit, Air Permit and 503 Permit.

          10. Confined Space Entry Permit Program. Has not been fully implemented.

  Note: AWT has never in the past been responsible for developing and conducting compliance or training programs which dealt with OSHA and RCRA regulations. In the last two to three months, AWT has decided to move forward to develop these programs. Items 1,2,3,4,5, and 8 listed above are all started and are near completion.

          Pursuant to Section 5.04, the City also discloses the following information with regard to current environmental liabilities and/or complaints:

          1.   The City  has received  a Notice of  Violation for
  alleged  air violations.   This may  result in  a fine  and VOC
  limits in the new permit.

          2. There is evidence of groundwater contamination due to leaking underground storage tanks. The tanks were removed in the mid 1980's. The groundwater is contaminated with BTEX and other organics. The tanks were located north of the existing maintenance/incinerator.

          3.   NPDES  Permit Excursions.    The AWT  has had  the
  following minor excursions in the past two years:

               a.   March 1992--Belmont-NH3N
               b.   April 1992--Belmont-NH3N
               c.   April 1992--Southport-fecals
               d.   May 1992--Southport-fecals
               e.   July 1992--Southport-raw wet weather bypass
               f.   September 1992--Belmont-PE bypass
               g. November 1992--Southport-wet weather bypass and suspended solids
               h.   March 1993--Belmont-amenable cyanide
               i.   June 1993--Belmont-fecals
               j.   July 1993--Belmont-fecals
               k.   August 1993--Belmont-chlorine residual
               l.   September  1993--Southport-no  record  of  DO
                    (probe malfunction)

          4. The AWT Facilities have received the following number of complaints regarding odor over the past two years:

               a.   1992 Belmont--0 complaints
               b.   1992 Southport--0 complaints
               c.   1993 Belmont--1 complaints
               d.   1993 Southport--0 complaints

  There may  have been additional  calls received by  the Plants.
  The console logs were not reviewed.

                           SCHEDULE 5.06


          Pursuant   to  Section 5.06   of  the   Agreement,  the
  following components of the AWT Facilities would not be considered to be in good working order and condition:

                         BELMONT FACILITY

     1.   Oxygen Nitrification System.
          a. Waste Pumps 3 - Not functional and no plans to repair.
          b.   Mixer,  Train #1  Stage #8 -  Needs  new  bearing.
               Projected to be repaired by January 1, 1994.

     2.   Dissolved  Air Flotation.   Tank  Numbers 5,6,7,8,9 and
          10 - Waiting for new annual contract to purchase parts.

     3.   Belt Filter Presses.
          a.   Presses Number 1,2,3 in the South Building.
          b.   Presses  Number 6  and 7  in  the  North Building.
               Number 6 should be repaired by end of 1993 and the parts are on order for Number 7.
          c.   Three Moyno Pumps.

     4.   Incineration.  Incinerator Number 8.

     5.   Odor Control Systems.  All systems in Solids Processing
          Area--need new chemical feed pumps and piping.

     6.   Bio Roughing.
          a.   LEL's and Controllers - waiting on repair parts.
          b. Traveling Water Screen Number 1 - probably will be abandoned or will become a capital improvement project under the Agreement.

                        SOUTHPORT FACILITY

     1.   Bio Roughing.
          a. Traveling Water Screens will be abandoned or replaced as a capital improvement project.

     2.   Oxygen Nitrification System.
          a. Intermediate Pump Station is operable, but out of service.